EXECUTION VERSION

Exhibit 10.20

AMENDED AND RESTATED FINANCING AGREEMENT

Dated as of October 27, 2004

by and among

GORDON BIERSCH BREWERY RESTAURANT GROUP, INC.,

and

BIG RIVER BREWERIES, INC.

and

GB ACQUISITION, INC.,

as Borrowers,

EACH PERSON LISTED AS A GUARANTOR

ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

ABLECO FINANCE LLC,

as Collateral Agent,

and

WELLS FARGO FOOTHILL, INC.

as Administrative Agent

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Equity Investment Documents
Schedule 1.01(C)	Consolidated EBITDA Adjustments
Schedule 4.01(d)(xxvi)	Assigned Documents
Schedule 4.01(n)	Accounts Payable
Schedule 5.01(e)	Capitalization; Subsidiaries
Schedule 5.01(f)	Litigation; Commercial Tort Claims
Schedule 5.01(i)	ERISA
Schedule 5.01(o)	Real Property
Schedule 5.01(q)	Operating Lease Obligations
Schedule 5.01(r)	Environmental Matters
Schedule 5.01(s)	Insurance
Schedule 5.01(v)	Bank Accounts
Schedule 5.01(w)	Intellectual Property
Schedule 5.01(x)	Material Contracts
Schedule 5.01(bb)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 5.01(cc)	Tradenames
Schedule 5.01(dd)	Collateral Locations
Schedule 5.01(ff)	Credit Card Agreements
Schedule 6.01(s)	Real Estate Post Closing Items
Schedule 6.02(a)	Existing Liens
Schedule 6.02(b)	Existing Indebtedness
Schedule 6.02(e)	Existing Investments
Schedule 6.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 7.01	Lockbox Banks and Lockbox Accounts

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Security Agreement
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of Opinion of Counsel

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AMENDED AND RESTATED FINANCING AGREEMENT

Amended and Restated Financing Agreement, dated as of October 27, 2004, by and among GORDON BIERSCH BREWERY RESTAURANT GROUP, INC., a Tennessee corporation (the “Parent”), BIG RIVER BREWERIES, INC., a Tennessee corporation (“Big River”), and GB ACQUISITION, INC., a Tennessee corporation (“GBA” and together with Big River, each a “Borrower” and collectively, the “Borrowers”), each Person listed as a “Guarantor” on the signature pages hereto (together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), and WELLS FARGO FOOTHILL, INC., a California corporation (“Foothill”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Loan Parties and the Existing Lenders (as hereinafter defined) are parties to the Existing Credit Agreement (as hereinafter defined). The Borrowers have asked the Agents and the Lenders to arrange for an extension of credit to the Borrowers through (i) a purchase of the existing obligations under the Existing Credit Facility (the “Existing Indebtedness”), including, the assignment to, and the assumption by, the Agents and the Lenders of all of the rights and obligations of the Existing Lenders under the Existing Credit Facility and the assignment to the Agents and the Lenders, of all rights of the Existing Lenders under the Existing Credit Facility and related loan documents in the collateral securing the Existing Indebtedness, such Existing Indebtedness to remain outstanding from and after the date of such purchase as a loan subject to the terms and conditions of this Amended and Restated Financing Agreement, and (ii) the extension of credit to the Borrowers consisting of (a) a revolving credit facility in an aggregate principal amount not to exceed $6,000,000 at any time outstanding, (b) a tranche A term loan in the aggregate principal amount of $13,500,000 and (c) a tranche B term loan in the aggregate principal amount of $19,500,000.

The proceeds of the term loans and the loans made under the revolving credit facility shall be used (i) to purchase the Existing Indebtedness, (ii) to repay all of the Indebtedness of the Loan Parties evidenced by the Subordinated Note, (iii) to fund expansion and general working capital requirements and other general corporate purposes of the Borrowers and (iv) to pay fees and expenses related to the Equity Investment (as hereinafter defined) and this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree to amend and restate the Existing Credit Facility as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Ableco” has the meaning specified therefor in the preamble hereto.

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable or other Collateral, and including any Credit Card Issuer or Credit Card Processor.

“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

“Acquisition Agreement” means the Securities Purchase Agreement, dated as of October 27, 2004, by and between the Parent and the Sponsor, as in effect on the date hereof.

“Action” has the meaning specified therefor in Section 11.12.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Administrative Borrower” has the meaning specified therefor in Section 11.16.

“Affected Lender” has the meaning specified therefor in Section 3.05(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“After Acquired Property” has the meaning specified therefor in Section 6.01(o).

“Agent” and “Agents” have the respective meaning specified therefor in the preamble hereto.

“Agent Advances” has the meaning specified therefor in Section 9.08(a).

“Agreement” means this Amended and Restated Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Margin” means, for each period, the following: (a) from the Effective Date to the first anniversary of such date, the Applicable Margin shall be set at Level I in the table below, and (b) after the first anniversary of the Effective Date until the Final Maturity Date, the Applicable Margin shall be set at the respective Level indicated below based upon the Senior Leverage Ratio set forth opposite thereto, which ratio shall be calculated as of the end of the most recent fiscal month of the Parent and its Subsidiaries for which monthly financial statements and a certificate of an Authorized Officer of the Parent are received by the Agents and the Lenders in accordance with Section 6.01(a)(iii) and 6.01(a)(iv):

		Applicable Margin
Level	Senior Leverage Ratio	Reference Rate Loan	LIBOR Rate Loan
I	Greater than 3.0 to 1.0	6.5%	8.0%
II	Equal to or less than 3.0 to 1.0 but greater than 2.5 to 1.0	5.0%	6.5%
III	Equal to or less than 2.5 to 1.0	4.5%	6.0%

After the first anniversary of the Effective Date, (x) subject to clause (y) below, the adjustment of the Applicable Margin (if any) will occur on the date the Agents and the Lenders receive the monthly financial statements and a certificate of an Authorized Officer of the Parent in accordance with Sections 6.01(a)(iii) and 6.01(a)(iv), and (y) if for any period, the Agents and the Lenders do not receive such financial statements and certificates, then for the period commencing on the date such financial statements and certificate were required to be delivered through the date on which such financial statements and certificate are actually received by the Agents and the Lenders, the Applicable Margin shall be set at Level I in the table above.

“Assignment Agreement” means the Assignment Acceptance, dated as of the Effective Date, by and among the Existing Lenders and the Agents and the Lenders, in form and substance satisfactory to the Collateral Agent.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent (and the

Administrative Agent, if applicable), in accordance with Section 11.07 hereof and substantially in the form of Exhibit A hereto or such other form acceptable to the Collateral Agent.

“Assignment Documents” means the Assignment Agreement, the Resignation and Appointment Agreement and each assignment or other similar agreement, document or instrument entered into between or among the Agents and the Lenders, on the one hand, and the Existing Lenders, on the other hand, in connection with the purchase of the Existing Indebtedness from the Existing Lenders, including, without limitation, the assignments of the Mortgages related to the real property leased by the Loan Parties and UCC assignments with respect to the Liens filed by the Existing Lenders pursuant to the Existing Credit Agreement.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.

“Authorized Person” means any officer or employee of Administrative Borrower.

“Availability” means, on any date of determination, the amount equal to (i) the lesser of (A) the Borrowing Base and (B) the Total Revolving Credit Commitment minus (ii) the aggregate outstanding principal amount of the Revolving Loans minus (iii) the Existing LC Reserve and the Insurance Reserve.

“Bank” means JPMorgan Chase Bank, its successors or any other bank designated by the Administrative Agent to the Administrative Borrower from time to time.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Big River” has the meaning specified therefor in the preamble hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble hereto.

“Borrowing Base” means, at any time, an amount equal to: (a) (i) Consolidated EBITDA of the Parent and its Subsidiaries for the twelve consecutive calendar months then most recently ended multiplied by (ii) the applicable Borrowing Base Multiple, minus (b) the aggregate amount of all outstanding Senior Secured Indebtedness (excluding the aggregate principal amount of the then outstanding Revolving Loans), minus (c) such reserves as the Administrative Agent may deem appropriate in the exercise of its business judgment based upon the lending practices of the Administrative Agent.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Administrative Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 6.01(a)(v), substantially in the form of Exhibit E.

“Borrowing Base Multiple” means, as of any date of determination, the following multiple for each period set forth opposite thereto as follows:

Date	Borrowing Base Multiple

On and after the Effective Date and through and including March 31, 2005	3.50

From and including April 1, 2005 and through and including September 30, 2005	3.25

From and including October 1, 2005 and through and including March 31, 2006	3.00

From and including April 1, 2006 and through and including September 30, 2006	2.75

From and including October 1, 2006 and thereafter	2.50

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, provided that, with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, Business Day shall mean any Business Day on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Call Contribution” means the aggregate amount of cash contributed by the Sponsor to the Parent pursuant to the Capital Call Agreement and transferred to the Administrative Agent to be held as cash collateral for the Existing LCs pursuant to arrangements satisfactory to the Agents.

“Capital Call Agreement” means the Capital Call Agreement, dated as of October 27, 2004, made by the Sponsor in favor of the Agents and the Lenders.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person without regard to whether they are to be expensed or capitalized under GAAP.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender or any Person controlling any Lender or the manner in which any Lender or any Person controlling any Lender allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Cash Equivalents” means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.

“Cash Concentration Account” means the bank account identified on Schedule 7.01 as the Cash Concentration Account.

“Cash Concentration Account Bank” means the financial institution where the Loan Parties maintain the Cash Concentration Account.

“Change in Law” has the meaning specified therefor in Section 3.05(a).

“Change of Control” means each occurrence of any of the following:

(a) the Sponsor shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 60% of the aggregate outstanding voting power of the Capital Stock of the Parent, free and clear of all Liens;

(b) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Capital Stock of each other Loan Party, free and clear of all Liens (other than any Liens granted hereunder); or

(c) (i) any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person, or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Capital Stock of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Parent, the Sponsor has more than 60% of the aggregate outstanding voting Capital Stock of the Parent free and clear of all Liens, or (B) in the case of any such transaction involving a Loan Party other than the Parent, the Parent has beneficial ownership of 100% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity.

“Closing Fee” has the meaning specified therefor in Section 2.06(a).

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collection Account” and “Collection Accounts” have the meanings specified therefor in Section 7.01(a).

“Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, (E) extraordinary and non-recurring losses (such amount, in no event, to include any amount paid or accrued in respect of a change of control or similar payment made under any employment agreement or arrangement of the Parent or any of its Subsidiaries), (F) Restaurant Pre-Opening Expenses, (G) other non-cash charges taken in accordance with GAAP to the extent deducted from Consolidated Net Income (excluding any non-cash charges to the extent that it represents an accrual or reserve for potential cash items in any future period), (H) expenses related to the Equity Investment, (I) the management fees pursuant to the Management Agreement equal to the lesser of (x) the amount paid during such period and (y) $20,000 for each full calendar month during such period, minus (ii) extraordinary and non-recurring gains; provided, however, that solely for purposes of determining the Applicable Margin, the Borrowing Base, the Leverage Ratio and the Senior Leverage Ratio, if such calculation requires the inclusion of any month from and including September 2003 to August 2004, Consolidated EBITDA solely for such purposes shall be equal to the amount set forth in Schedule 1.01 and including (C) for the applicable period plus the actual Consolidated EBITDA for such period not included in such Schedule 1.01(C) calculated pursuant to this definition.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication): (a) any extraordinary or non recurring gains or losses or gains or losses from Dispositions, (b) restructuring charges, (c) effects of discontinued operations and (d) interest income.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable, known or liquidated amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum amount of reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Agents, executed and delivered by the applicable Loan Party, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or a bank (with respect to a Deposit Account or the Cash Concentration Account), as

the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Acknowledgments” means, with respect to the Loan Parties, individually and collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of the Administrative Agent acknowledging the Administrative Agent’s first priority security interest in the monies due and to become due to the Loan Parties (including credits and reserves) under the Credit Card Agreements of such Loan Parties, and agreeing to transfer all such amounts to an account subject to a Control Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Agreements” means, with respect to the Loan Parties, all agreements (other than Credit Card Acknowledgments) now or hereafter entered into by any Loan Party with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 5.01(ff).

“Credit Card Issuer” means any Person (other than any Loan Party) who issues or whose members issue credit cards, including, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., VISA, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

“Credit Card Processor” means, with respect to each Loan Party, any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of such Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means, with respect to each Loan Party, collectively, (a) all present and future rights of such Loan Party to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of such Loan Party to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

“Current Value” has the meaning specified therefor in Section 6.01(o).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Reference Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Reference Rate Loans.

“Deposit Account” means any deposit account (as that term is defined in the Uniform Commercial Code).

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory (including, among other things, food and beverages) in the ordinary course of business on ordinary business terms.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Effective Date” means the date, on or before October 28, 2004, on which all of the conditions precedent set forth in Section 4.01 are satisfied or waived and the initial Loans are made.

“Effective Date Qualified Cash” means unrestricted Cash and Cash Equivalents of the Loan Parties that are in Deposit Accounts or Securities Accounts or any combination thereof and are maintained by a bank or securities intermediary located within the United States, in a manner satisfactory to the Collateral Agent.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Indemnity Agreement” means an Environmental Indemnity Agreement, in form and substance satisfactory to the Collateral Agent, made by a Loan Party and/or one of its Subsidiaries in favor of the Collateral Agent.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean

Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Investment” means a cash investment by the Sponsor into the Parent in an amount at least equal to $18,000,000, in exchange for the issuance of all of the shares of Series A Preferred Stock of the Parent to be issued and outstanding on the Effective Date pursuant to the Equity Investment Documents.

“Equity Investment Documents” means the Acquisition Agreement and the Management Agreement and all other agreements, instruments, certificates and other documents executed or delivered in connection with the Equity Investment, each as set forth on Schedule 1.01(B).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” means any of the events set forth in Section 8.01.

“Excess Availability” means the amount, as of the date any determination thereof is to be made, equal to (a) Availability plus (b) the aggregate amount, if any, of Effective Date Qualified Cash minus (c) the aggregate amount, if any, of, without duplication, the following: (i) all trade payables of the Parent and its Subsidiaries aged in excess of their historical levels

(including trade payables aged in excess of 60 days past the invoice due date) with respect thereto, (ii) all book overdrafts of the Loan Parties, and (iii) all “held” or “drawer” checks or other instruments of the Loan Parties (which shall include, among others, the accounts payable set forth in Schedule 4.01(n)) and all other checks or other instruments of the Loan Parties sent to, but not cashed by, any Person (collectively, the “Outstanding Payables”), in each case as determined by the Administrative Agent in its sole discretion.

“Excess Cash Flow” means, with respect to any Person for any period, (i) Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) all non-cash items of such Person and its Subsidiaries deducted in determining Consolidated Net Income for such period, less (iii) the sum of (A) all non-cash items of such Person and its Subsidiaries added to the calculation of Consolidated Net Income for such period, (B) all scheduled and mandatory cash principal payments on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all scheduled cash principal payments on other Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, and (C) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means the Credit Agreement, dated as of December 10, 1999, as amended, among Trolley Barn Brewery, Inc., Big River, Big River Properties, Inc. and GBA, as borrowers, the lenders identified therein, and Bank of America, N.A., as agent, and Imperial Bank, as Documentation Agent.

“Existing Indebtedness” has the meaning specified therefor in the recitals to this Agreement.

“Existing LC Reserve” means, as of any date of determination, an amount equal to (i) 105% of the aggregate stated amount of the Existing LCs outstanding at the time of such determination, provided, that solely for purposes of this definition, an Existing LCs shall be deemed to be not outstanding if the Parent and its Subsidiaries shall have no direct or indirect liabilities or other obligations under such Existing LCs as determined by the Agents (which, in no case, will include the arrangements related to the Call Contribution), minus (ii) the aggregate amount of the Call Contribution at the time of such determination, provided, however, that in no event shall the Existing LC Reserve be less than zero.

“Existing LCs” means each of the following: (a) the Letter of Credit dated July 15, 2003 issued by SunTrust Bank for the benefit of Fireman’s Fund Insurance Company in the stated amount of $450,000, (b) the Letter of Credit dated August 28, 2003 and the Letter of Credit dated October 10, 2002, each issued by SunTrust Bank for the benefit of Royal Indemnity Company in the aggregate stated amount of $880,000 and (c) the Letter of Credit dated June 30, 2004 issued by M&I Marshall & Isley Bank for the benefit of Royal Indemnity Company in the stated amount of $100,000.

“Existing Lenders” means the agents and the lenders party to the Existing Credit Facility.

“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(v) or (vi) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

“Facility” means the real property specified in Schedule 5.01(o), including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, dated as of October 27, 2004, from the Loan Parties to the Agents.

“Field Survey and Audit” means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Collateral Agent, at the sole cost and expense of the Borrowers.

“Final Maturity Date” means October 27, 2009, or such earlier date on which any Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Financial Statements” means (i) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 28, 2003, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the eight fiscal periods ended August 22, 2004, and the related consolidated statement of operations, shareholder’s equity and cash flows for the eight fiscal periods then ended.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on the Sunday closest to December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period, to (ii) the sum of (A) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder (including, without limitation, any principal payments paid or prepaid in respect of the Ragtime Note and the Seller Note during such period), plus (B) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (C) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (D) cash dividends or distributions paid by such Person and its Subsidiaries (other than, in the case of any Loan Party, dividends or distributions paid by such Loan Party to any other Loan Party) during such period, plus (E) Capital Expenditures (including, without limitation, the amount attributable to the amortization of Capital Lease Obligations during such period) made by such Person and its Subsidiaries during such period; provided, that if the Leverage Ratio at the end of any period set forth in Section 6.03(a) is less than 2.5 to 1.0, the amount of Capital Expenditures attributable to Growth Capital Expenditures made solely in the last month of such period shall be excluded for purposes of this clause (E) in each calculation of this Fixed Charge Coverage Ratio to the extent such ratio includes such month, plus (F) all amounts paid or payable by such Person and its Subsidiaries on Operating Lease Obligations having a scheduled due date during such period, plus (G) all amounts paid or payable by such Person and its Subsidiaries in respect of Restaurant Pre-Opening Expenses during such period. In determining the Fixed Charge Coverage Ratio for a particular period (w) pro forma effect will be given to: (1) the incurrence, repayment or retirement of any Indebtedness by such Person and its Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired on the first day of such period and (2) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by such Person and its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period; (x) interest on Indebtedness bearing a floating interest rate will be computed as if the rate at the time of computation had been the applicable rate for the entire period; (y) if such Indebtedness bears, at the option of such Person and its Subsidiaries, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of such Person, either the fixed or floating rate; and (z) the amount of Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period.

“Foothill” has the meaning specified therefor in the preamble hereto.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 6.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 6.03 hereof, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 6.03 hereof shall be calculated as if no such change in GAAP has occurred.

“GBA” has the meaning specified therefor in the preamble hereto.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Growth Capital Expenditures” means Capital Expenditures incurred in connection with new restaurant construction.

“Guaranteed Obligations” has the meaning specified therefor in Section 10.01.

“Guarantor” means (i) each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto, and (ii) each other Person which guarantees, pursuant to Section 6.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (i) the guaranty of each Guarantor party hereto contained in ARTICLE X hereof, and (ii) each guaranty, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders pursuant to Section 6.01(b) or otherwise.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (ix) all Contingent Obligations; (x) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (xi) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 11.15.

“Indemnitees” has the meaning specified therefor in Section 11.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insurance Reserve” means, at any time of determination, an amount equal to (a) the amount that is payable to the Fireman’s Fund Insurance Company in respect of the Parent’s and its Subsidiaries’ obligations thereunder, or, to the extent such amount is not determinable, $300,000, less the aggregate amount of payments made in respect thereof, provided, that in no event shall the Insurance Reserve be less than zero.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the borrowing date or the date of any continuation of such LIBOR Rate Loan, as the case may be, and ending one, two, three or six months thereafter, in each case as selected by the Administrative Borrower in the applicable notice given to the Administrative Agent pursuant to Sections 2.02 or 2.11 hereof, provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period for any LIBOR Rate Loan shall end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Leverage Ratio” has the meaning specified therefor in Section 6.03(a).

“Liabilities” has the meaning specified therefor in Section 2.07.

“LIBOR” means the rate per annum, determined by Administrative Agent in accordance with its customary procedures, and utilizing such electronics or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Reference Rate Loan to a LIBOR Rate Loan) by the Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means a Loan bearing interest calculated based upon the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Liquor License” has the meaning specified therefor in Section 5.01(n).

“Loan” means the Term Loan or any Revolving Loan made by an Agent or a Lender to the Borrowers pursuant to ARTICLE II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

“Loan Document” means this Agreement, any Assignment Document, the Capital Call Agreement, any Control Agreement, the Fee Letter, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, any Credit Card Acknowledgment, any Environmental Indemnity Agreement, any UCC Filing Authorization Letter, the New Subordination Agreements, the Negative Pledge Letter and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means any Borrower and any Guarantor.

“Management Agreement” means the Management Agreement, dated as of October 27, 2004, by and between the Parent and Hancock Management Partners, Inc., as in effect on the Effective Date

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, condition (financial or otherwise) or prospects of any Loan Party or the Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and Lenders on any of the Collateral.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $150,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), (ii) the Equity Investment Documents and (iii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage (including, without limitation, any leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to Section 6.01(b), 7.01(n) or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Negative Pledge Letter” means the letter agreement, dated as of October 27, 2004, from the Sponsor to the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance satisfactory to the Collateral Agent.

“New Subordinated Note” means each of (a) the subordinated promissory note, dated October 27, 2004, made by the Parent to RSTW, in an aggregate principal amount of $2,000,000 and (b) the subordinated promissory note, dated October 27, 2004, made by the Parent to the Sponsor, in an aggregate principal amount of $500,000.

“New Subordination Agreements” has the meaning specified therefor in Section 4.01(d)(xxvii).

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 6.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 8.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Outstanding Payables” has the meaning specified therefor in the definition of Excess Availability.

“Parent” has the meaning specified therefor in the preamble hereto.

“Parent Reorganization” has the meaning specified therefor in Section 4.01(o).

“Participant Reigster” has the meaning specified therefor in Section 11.07(g).

“Payment Office” means the Administrative Agent’s office located at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

“Pay-Off Letter” means the settlement agreement, in form and substance satisfactory to the Collateral Agent, from the holders of the Subordinated Notes of the Parent with respect to the amount necessary to repay in full the obligations of the Parent evidenced by the Subordinated Note.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Indebtedness” means:

(a) any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 6.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

(c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 6.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $1,000,000 at any time outstanding;

(d) Indebtedness permitted by clause (e) of the definition of “Permitted Lien”;

(e) intercompany Indebtedness permitted under Section 6.02(e);

(f) Subordinated Indebtedness;

(g) the unsecured Ragtime Note in the aggregate principal amount not exceeding $249,435.14, to the extent the obligations evidenced by such note are subordinated on terms and conditions in existence on the Effective Date or such other terms and conditions satisfactory to the Agents;

(h) the unsecured Seller Note in the aggregate principal amount not exceeding $749,938.44, to the extent the obligations evidenced by such note are subordinated on terms and conditions in existence on the Effective Date or such other terms and conditions satisfactory to the Agents;

(i) the notes which may be issued pursuant to Section 5.11 of the Acquisition Agreement to the extent permitted by the terms of this Agreement; and

(j) the unsecured New Subordinated Notes, to the extent the obligations evidenced by such notes are subordinated on terms and conditions satisfactory to the Agents.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 6.01(c);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising (provided they are subordinate to the Collateral Agent’s Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 6.02(a), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

(e) (i) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $250,000;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business; and

(h) Liens securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” means any Employee Plan or Multiemployer Plan.

“Pledge Agreement” means an Amended and Restated Pledge and Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit C, securing the Obligations and delivered to the Collateral Agent.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement calculated using an Applicable Margin set at Level I as reflected in the definition of “Applicable Margin” plus 2.0% or, if a rate of interest is not otherwise in effect, the greater of (i) the Reference Rate plus 8.5% and (ii) 13.0%.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Revolving Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances),

(b) with respect to a Lender’s obligation to make Term Loan A and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan A Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of Term Loan A and the denominator shall be the aggregate unpaid principal amount of the Term Loan A, and

(c) with respect to a Lender’s obligation to make Term Loan B and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan B Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B, and

(d) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 9.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loans, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loans, provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Agent Advances) and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances).

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts, the Cash Concentration Account or Securities Accounts, or any combination thereof, and which such Deposit Account, Cash Concentration Account or Securities Account is subject to a Control Agreement and is maintained by a bank or securities intermediary located within the United States.

“RSTW” means RSTW Partners III, L.P.

“Ragtime Note” means the Promissory Note, dated January 30, 1998, made by Big River to the order of Ragtime Tavern, Inc., in the original principal amount of $250,000.

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Reference Rate” means the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Reference Rate Loan” means a Loan bearing interest calculated based upon the Reference Rate.

“Register” has the meaning specified therefor in Section 11.07(d).

“Registered Loan” has the meaning specified therefor in Section 11.07(d).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required A Lenders” means the Revolving Loan Lenders and Term Loan A Lenders, whose Pro Rata Share (calculated in accordance with clauses (a) and (b), respectively, of the definition thereof) aggregate at least 51%.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) equal or exceed 51%; provided that (a) so long as Foothill and its Related Funds hold not less than 30% of the sum of (i) the Total Revolving Credit Commitment (or if the Total Revolving Credit Commitment has been terminated or reduced to zero, the aggregate unpaid principal amount of the Revolving Loans) and (ii) the Total Term Loan A Commitment (or, from and after the making of the Term Loan A, the principal amount of the Term Loan A), “Required Lenders” shall include Foothill, and (b) so long as Ableco and its Affiliates and Related Funds hold not less than 30% of the Total Term Loan B Commitment (or, from and after the making of the Term Loan B, the principal amount of Term Loan B), “Required Lenders” shall include Ableco.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Resignation and Appointment Agreement” means the Resignation and Appointment Agreement, dated as of the Effective Date, by and among the Administrative Agent and the Collateral Agent and the agents under the Existing Credit Facility, in form and substance satisfactory to the Collateral Agent.

“Restaurant” mean a restaurant owned and operated by the Parent or its Subsidiaries.

“Restaurant Pre-Opening Expenses” means costs and expenses incurred by the Parent or any of its Subsidiaries prior to opening a Restaurant location including, without limitation, wages and salaries, hourly employee recruiting and training, initial license fees, advertising, pre-opening parties, lease expenses, food costs, utilities, meals, lodging, and travel plus the cost of hiring and training the management teams.

“Revolving Credit Commitment” means, with respect to each Revolving Loan Lender, the commitment of such Revolving Loan Lender to make Revolving Loans to the Borrowers in the amount set forth opposite such Revolving Loan Lender’s name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” means a loan made by a Lender to the Borrowers pursuant to Section 2.01(a)(i).

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment.

“Revolving Loan Obligations” means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities Account” means a “securities account” as that term is defined in the Uniform Commercial Code.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.07.

“Securitization Parties” has the meaning specified therefor in Section 2.07.

“Security Agreement” means an Amended and Restated Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B, securing the Obligations and delivered to the Collateral Agent.

“Seller Note” means the Note, dated December 10, 1999, made by GBA to Gordon Biersch Brewing Company, in the original principal amount of $1,000,000.

“Senior Leverage Ratio” means on any date of determination, the ratio of (a) the sum of the outstanding principal amount of the Senior Secured Indebtedness and all other outstanding Indebtedness of the Parent and its Subsidiaries that is pari passu with the Loans as of the last day of the immediately preceding fiscal month to (b) Consolidated EBITDA of the Parent and its Subsidiaries for the twelve (12) consecutive month period ending on the last day of the immediately preceding fiscal month.

“Senior Secured Indebtedness” means, as of any date of determination, the sum of (A) the Obligations, (B) all Capitalized Lease Obligations of the Parent and its Subsidiaries and (C) all other obligations or liabilities of the Parent and its Subsidiaries that are secured by a Lien on any asset or property of the Parent and its Subsidiaries.

“Series A Preferred Stock” means the Series A Preferred Stock, no par value, of the Parent.

“Settlement Agreement” means the Settlement Agreement and Mutual Release, dated as of October 2003, by and among Syufy Enterprises, L.P. and the Parent and GBA, as in effect on the Effective Date.

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i) hereof.

“Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of October 27, 2004, by and among the Parent, the Sponsor and each of the other shareholders of the Parent whose name appears on the signature pages thereto or on an Instrument of Accession thereto.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Sponsor” means Hancock Park Capital II, L.P., a Delaware limited partnership.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which are satisfactory to the Agents and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (i) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agents, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agents.

“Subordinated Note” means the Amended and Restated Senior Subordinated Note, dated April 11, 2003, issued by Big River, Big River Properties, Inc., GBA and the Parent to the order of RSTW Partners III, L.P. in the aggregate principal amount of $28,711,595.

“Subsidiary” means, with respect to Parent any Person at any date, any corporation, limited or general partnership, limited liability, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Taxes” has the meaning specified therefor in Section 2.11(a).

“Term Loan” means each of Term Loan A and Term Loan B.

“Term Loan A” means, collectively, the loans made by Term Loan A Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(ii).

“Term Loan A Commitment” means, with respect to each Term Loan A Lender, the commitment of such Term Loan A Lender to make a Term Loan A to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan A Lender” means a Lender with a Term Loan A Commitment or a Lender with a Term Loan A.

“Term Loan B” means, collectively, the loans made by Term Loan B Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(iii).

“Term Loan B Commitment” means, with respect to each Term Loan B Lender, the commitment of such Term Loan B Lender to make a Term Loan B to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan B Lender” means a Lender with a Term Loan B Commitment or a Lender with a Term Loan B.

“Term Loan Lender” means each of the Term Loan A Lenders and the Term Loan B Lenders.

“Term Loan Obligations” means any Obligations with respect to the Term Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee PIan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Commitment” means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

“Total Revolving Credit Commitment” means the aggregate amount of the Lenders’ Revolving Credit Commitments.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan A Commitments and Term Loan B Commitments.

“Transferee” has the meaning specified therefor in Section 2.11(a).

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each Pledge Agreement and each Mortgage.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(b).

“WARN” has the meaning specified therefor in Section 5.01(z).

“Well Fargo” means Wells Fargo Bank, National Association, a national banking association.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrowers, at any time and from time to time from the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment;

(ii) each Term Loan A Lender severally agrees to make the Term Loan A to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Term Loan A Lender’s Term Loan A Commitment; and

(iii) each Term Loan B Lender severally agrees to make the Term Loan B to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Term Loan B Lender’s Term Loan B Commitment.

(b) Notwithstanding the foregoing:

(i) The aggregate principal amount of Revolving Loans outstanding at any time to the Borrowers shall not exceed the lower of (A) the Total Revolving Credit Commitment and (B) the then current Borrowing Base. The Revolving Credit Commitment of each Revolving Loan Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrowers may borrow, repay and reborrow, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii) (A) The aggregate principal amount of Term Loan A made on the Effective Date shall not exceed the Total Term Loan A Commitment.

(B) The aggregate principal amount of Term Loan B made on the Effective Date shall not exceed the Total Term Loan B Commitment.

(C) Any principal amount of the Term Loans which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans. (a) The Administrative Borrower shall give the Administrative Agent prior telephonic notice (if requested by the Administrative Agent, immediately confirmed in writing, in substantially the form of Exhibit D hereto (a “Notice of Borrowing”)), not later than 1:00 p.m. (New York City time) on the date which is five (5) Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, provided, that such Notice of Borrowing shall be received by the Administrative Agent, in the case of a borrowing consisting of LIBOR Rate Loans, not later than 2:00 p.m. (New York City time) on a date that is three (3) Business Days prior to the proposed borrowing). Such Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the proposed Loan, (B) whether such Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto (which Interest Period may not end after the Final Maturity Date), (C) in the case of Loans requested on the Effective Date, whether such Loan is requested to be a Revolving Loan, Term Loan A or Term Loan B, (D) if required by the Administrative Agent, the use of the proceeds of such proposed Loan and (E) the proposed borrowing date, which must be a Business Day, and, with respect to Term Loan A and Term Loan B must be the Effective Date. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Person thereof designated in writing purportedly from the Administrative Borrower to the

Administrative Agent). Each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Person’s authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $100,000 and shall be in an integral multiple of $10,000. No more than five (5) Interest Periods in the aggregate may exist at any one time.

(c) (i) Except as otherwise provided in this subsection 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment and the Total Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Agents and the Lenders, the Borrowers, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in subsection 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 4.02 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 4.02 have been satisfied. If the Administrative Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Account no later than 1:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 4:00 p.m. (New York City time) on the date immediately prior to the proposed Revolving Loan)

on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrowers on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Administrative Borrower.

(iii) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to subsection 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, at the Defaulting Lender Rate, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv) Nothing in this subsection 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d) (i) With respect to each LIBOR Rate Loan, on the first and the last date of each Interest Period, and, with respect to any Interest Period greater than 3 months in duration, at 3 months intervals during such Interest Period, and with respect to all periods for which the Administrative Agent, on behalf of the Revolving Loan Lenders, has funded Revolving Loans that are Reference Rate Loans pursuant to subsection 2.02(c), once each week, or more frequently as the Administrative Agent may from time to time elect (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 3:00 p.m. (New York City time) on such day if the Administrative Agent requests payment from such Lender not later than 11:00 a.m. (New York City time) on the immediately prior day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this subsection 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to subsection 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent at the Defaulting Lender Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this subsection 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.

(b) (i) The outstanding principal of Term Loans shall be repaid on the first calendar day of each month in the following amount set forth opposite each such month in the chart below; provided, however, that (x) such payments made pursuant to this Section 2.03(b)(i) shall be made first, to the Term Loan A until paid in full, and second, to the Term Loan B until paid in full, and (y) the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of Term Loan A or Term Loan B, as applicable.

Period	Amount
From and including November 2004 and through and including October 2005	$250,000
From and including November 2005 and through and including October 2006	$333,333
From and including November 2006 and through and including October 2007	$375,000
From and including November 2007 and through and including October 2008	$458,333
From and including November 2008 and through and including October 2009	$500,000

(ii) The outstanding principal of the Term Loans shall be repaid in full on the earlier of (i) the termination of the Total Revolving Credit Commitment and (ii) the Final Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) (i) in the case of a promissory note with respect to the Revolving Loans or Term Loan A, in a form acceptable to the Agents, and (ii) in the case of a promissory note with respect to the Term Loan B, in a form acceptable to the Collateral Agent, in both cases, reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest. (a) Revolving Loans. Subject to the terms of this Agreement, at the option of the Administrative Borrower, each Revolving Loan shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to (i) the greater of (x) the Reference Rate and (y) 4.5% plus (ii) the Applicable Margin. Each Revolving Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to (i) the greater of (x) the LIBOR Rate and (y) 2.0% plus (ii) the Applicable Margin.

(b) Term Loan. Subject to the terms of this Agreement, at the option of the Administrative Borrower, each of the Term Loans shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each of the Term Loans shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Term Loan until such principal amount becomes due, at a rate per annum equal to (A) (i) the greater of (x) the Reference Rate and (y) 4.5% plus (ii) the Applicable Margin and (B) (i) the greater of (x) LIBOR Rate and (y) 2.0% plus (ii) the Applicable Margin.

(c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 3.02 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrowers may, without premium or penalty, reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving

Loans then outstanding, and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02. Each such reduction shall be in an amount which is an integral multiple of $500,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $500,000), shall be made by providing not less than five (5) Business Days’ prior written notice to the Administrative Agent and shall be irrevocable. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan. The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(b) Optional Prepayment.

(i) Revolving Loans. The Borrowers may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.

(ii) Term Loan. The Borrowers may, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, prepay without penalty or premium the principal of Term Loans, in whole or in part, with any such payment being applied ratably between Term Loan A and Term Loan B. Each prepayment made pursuant to this clause (b)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on such Term Loans in the inverse order of maturity.

(iii) Prepayment In Full. The Borrowers may, upon at least sixty (60) days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations in full. If the Administrative Borrower has sent a notice of termination pursuant to this clause (iii), then, on the date set forth as the date of termination of this Agreement in such notice, the Lenders’ obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations in full.

(c) Mandatory Prepayment.

(i) The Borrowers will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans exceeds the Borrowing Base, to the full extent of any such excess. On each day that any Revolving Loans are outstanding, the Borrowers shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans outstanding on such day.

(ii) The Borrowers will immediately prepay the outstanding principal amount of the Term Loans in the event that the Total Revolving Credit Commitment is terminated for any reason.

(iii) In the event that no Revolving Loans are then outstanding, the Borrowers will immediately prepay the Term Loans at any time when the aggregate principal amount of the Term Loans exceeds the Borrowing Base, to the full amount of such excess. Any payments required to be made under this subsection (iii) shall be applied as set forth in Section 2.05(d).

(iv) Within ten (10) days of delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 6.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 26, 2004 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 6.01(a)(ii), ten (10) days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 6.01(a)(ii), the Borrowers shall prepay the outstanding principal amount of the Loans in an amount equal to 65% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year. Any payments required to be made under this subsection (iv) shall be applied as set forth in Section 2.05(d).

(v) Immediately upon any Disposition by any Loan Party or its Subsidiaries pursuant to Section 6.02(c)(ii), the Borrowers shall prepay the outstanding principal amount of the Loans in an amount equal to 65% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions since the Effective Date $250,000. Nothing contained in this subsection (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 6.02(c)(ii). Any payments required to be made under this subsection (v) shall be applied as set forth in Section 2.05(d).

(vi) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a), (b), (c), (d), (e), (g), (h), (i) and (j) of the definition of Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock, the Borrowers shall prepay the outstanding amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement. Any payments required to be made under this subsection (vi) shall be applied as set forth in Section 2.05(d).

(vii) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Loans in an amount equal to 65% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts. Any payments required to be made under this subsection (vii) shall be applied as set forth in Section 2.05(d).

(viii) Notwithstanding the foregoing, (A) in connection with a Disposition under Section 2.05(c)(v) or receipt of insurance proceeds or condemnation awards pursuant to Section 2.05(c)(vii), up to $500,000 in the case of a Disposition and $1,000,000 in the case of insurance proceeds or condemnation awards, each in the aggregate in any 12-month period of the Net Cash Proceeds from such Disposition and Extraordinary Receipts from such insurance proceeds or condemnation awards, as the case may be, received by any Loan Party or any of its Subsidiaries in connection therewith shall not be required to be applied to the prepayment of the Loans on such date to the extent such proceeds are used to replace, repair or restore the properties or assets used in such Loan Party’s or any of its Subsidiaries’ business in respect of which such Net Cash Proceeds or Extraordinary Receipts, as the case may be, were paid; provided that, (x) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or such Extraordinary Receipts, (y) the Administrative Borrower delivers a certificate to the Agents within 5 days after such Disposition or 10 days after the date of such loss, destruction or taking, as the case may be, stating that such proceeds shall be used to replace, repair or restore any such properties or assets to be used in such Loan Party’s or any of its Subsidiaries’ business within a period specified in such certificate not to exceed 90 days after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended) and (z) such proceeds are deposited in an account subject to a Control Agreement; and if all or any portion of such proceeds not so applied to the prepayment of the Loans are not used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto or there shall occur a Default or Event of Default, such remaining portion shall be applied to the Loans as required by Section 2.05(c)(v) or 2.05(c)(vii), as applicable, on the last day of such specified period or immediately, in the case of a Default or Event of Default.

(d) Application of Payments. (i) Each prepayment pursuant to subsections (c)(iv), (c)(v), (c)(vi) and (c)(vii) above shall be applied: first, to the Term Loan A until paid in full and, second to the Term Loan B until paid in full; and third, to the Revolving Loans until paid in full, and fourth, ratably to all other Obligations until paid in full.

(ii) Each prepayment pursuant to subsection (c)(iii) above shall be applied first, to the Term Loan A until paid in full and second, to the Term Loan B until paid in full.

(iii) Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of the Term Loans in the inverse order of maturity.

(iv) Notwithstanding anything to the contrary contained in this Section 2.05(d), (x) after the occurrence and during the continuance of an Event of Default, all prepayments of the Loans pursuant to Section 2.05(c) shall be applied in accordance with Section 3.04(b), and (y) if Excess Availability plus Qualified Cash is less than $1,500,000 either immediately before or immediately after giving effect to all or any portion of any prepayment of the Term Loan B pursuant to any of clause (d)(i) above, such prepayment shall be applied, first, to the Term Loan A until paid in full and second, to the Revolving Loans, provided, that, (1) concurrently with such application to the Revolving Loans, the Administrative Agent shall establish and maintain a corresponding reserve against the Total Revolving Credit Commitment and the Borrowing Base in an amount equal to the amount that would have otherwise been applied to the prepayment of the Term Loan B, and (2) the amount that is so applied to the Revolving Loans shall be applied to the prepayment of the Term Loan B, and the corresponding reserve against the Total Revolving Credit Commitment and the Borrowing Base shall be released, at such time and from time to time, as Excess Availability plus Qualified Cash is greater than or equal to $1,500,000 both (x) for the 30 consecutive day period immediately prior to giving effect to such prepayment of the Term Loan B (to be completed on an average daily basis) and (y) immediately after giving effect to such prepayment of the Term Loan B.

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsection (c)(i) of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees.

(a) Fee Letter. The Borrowers shall pay to the Administrative Agent, for the account of the Agents and the Lenders, in accordance with a written agreement among the Agents and the Lenders, the fees specified in the Fee Letter, at the times specified for payment therein.

(b) Unused Line Fee. On and after the Effective Date the Borrowers shall pay to the Administrative Agent for the account of the Agents and the Lenders, in accordance with a written agreement among the Agents and the Lenders, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 0.5% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans outstanding from time to time as determined by the Administrative Agent and shall be payable monthly in arrears on the first day of each month commencing November 1, 2004.

Section 2.07 Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the

Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.08 LIBOR Not Determinable; Illegality or Impropriety. (a) In the event, and on each occasion, that on or before the day on which LIBOR is to be determined for borrowing that is to include LIBOR Rate Loans, the Administrative Agent has determined in good faith that, or has been advised by the Collateral Agent or the Required Lenders that, (i) LIBOR cannot be reasonably determined for any reason, (ii) LIBOR will not adequately and fairly reflect the cost of maintaining LIBOR Rate Loans or (iii) Dollar deposits in the principal amount of the applicable LIBOR Rate Loans are not available in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Revolving Loan Lenders’ LIBOR Rate Loans are then being conducted, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Administrative Borrower and the other Lenders. In the event of any such determination, any request by the Administrative Borrower for a LIBOR Rate Loan pursuant to Section 2.02 shall, until, (i) in the case of such a determination by the Collateral Agent or the Required Lenders, the Administrative Agent has been advised by the Collateral Agent or the Required Lenders and the Administrative Agent has so advised the Administrative Borrower that, or (ii) in the case of a determination by the Administrative Agent, the Administrative Agent has advised the Administrative Borrower and the other Lenders that, the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Reference Rate Loan. Each determination by the Administrative Agent, the Collateral Agent and/or the Required Lenders hereunder shall be conclusive and binding absent manifest error.

(b) In the event that it shall be unlawful or improper for any Lender to make, maintain or fund any LIBOR Rate Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Administrative Agent and the Administrative Borrower describing such illegality or impropriety in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make LIBOR Rate Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Revolving Loan Lender shall notify the Administrative Agent and the Administrative Borrower. If any such change shall make it unlawful or improper for any Lender to maintain any outstanding LIBOR Rate Loan as LIBOR Rate Loan, such Lender shall, upon the happening of such event, notify the Administrative Agent and the Administrative Borrower, and the Administrative Borrower shall immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, at the end of the then current Interest Period for such LIBOR Rate Loan, convert each such LIBOR Rate Loan into a Reference Rate Loan.

Section 2.09 Indemnity. (a) The Loan Parties hereby jointly and severally indemnify each Lender against any loss or expense that such Lender actually sustains or incurs (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan, and including loss of anticipated profits) as a consequence of (i) any failure by the Loan Parties to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV, (ii) any failure by a Borrower to borrow any LIBOR Rate Loan hereunder, to convert any Reference Rate Loan into a LIBOR Rate Loan or to continue a LIBOR Rate Loan as such after notice of such borrowing, conversion or continuation has been given pursuant to Section 2.02 or 2.10 hereof, (iii) any payment, prepayment (mandatory or optional) or conversion of a LIBOR Rate Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any LIBOR Rate Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Rate Loan. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid or prepaid or converted or continued or not borrowed or converted or continued (based on LIBOR applicable thereto) for the period from the date of such payment, prepayment, conversion, continuation or failure to borrow, convert or continue on the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the Interest Period for such Loan that would have commenced on the date of such failure to borrow, convert or continue) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in re-employing the funds so paid, prepaid, converted or continued or not borrowed, converted or continued for such Interest Period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.09 and the basis for the determination of such amount or amounts shall be delivered to the Administrative Borrower and shall be conclusive and binding absent manifest error.

(b) Notwithstanding paragraph (a) of this Section 2.09, the Administrative Agent will use reasonable efforts to minimize or reduce any such loss or expense resulting from the mandatory prepayments required by Section 2.05(c) of this Agreement by applying all payments and prepayments to Reference Rate Loans prior to any application of payments to LIBOR Rate Loans.

Section 2.10 Continuation and Conversion of Loans. Subject to Section 2.08 hereof, the Borrowers shall have the right, at any time, on three (3) Business Days prior irrevocable written notice to the Administrative Agent, to continue any LIBOR Rate Loan, or any portion thereof, into a subsequent Interest Period or to convert any Reference Rate Loan or portion thereof into a LIBOR Rate Loan, or on one (1) Business Day prior irrevocable written notice to the Administrative Agent, to convert any LIBOR Rate Loan or portion thereof into a Reference Rate Loan, subject to the following:

(a) no LIBOR Rate Loan may be continued as such and no Reference Rate Loan may be converted into a LIBOR Rate Loan, when any Event of Default or Default shall have occurred and be continuing at such time;

(b) in the case of a continuation of a LIBOR Rate Loan as such or a conversion of a Reference Rate Loan into a LIBOR Rate Loan, the aggregate principal amount of such LIBOR Rate Loan shall not be less than $500,000 and in multiples of $100,000 if in excess thereof;

(c) any portion of a Loan maturing or required to be repaid in less than one month may not be converted into or continued as a LIBOR Rate Loan; and

(d) if any conversion of a LIBOR Rate Loan shall be effected on a day other than the last day of an Interest Period, Borrowers (on a joint and several basis) shall reimburse each Lender on demand for any loss incurred or to be incurred or to be incurred by it in the reemployment of the funds released by such conversion as provided in Section 2.09 hereof.

In the event that the Borrower does not give notice to continue any LIBOR Rate Loan into a subsequent Interest Period, such Loan shall automatically become a Reference Rate Loan at the expiration of the then current Interest Period.

Section 2.11 Taxes. (a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties, additions to tax or other liabilities with respect thereto, excluding taxes imposed on the net income of any Agent or any Lender by the jurisdiction in which such Agent or such Lender is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Agent or such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iv) such Loan Party shall send such Agent or such Lender an official receipt (or, if an official receipt is not available, such other evidence of payment as shall be satisfactory to such Agent or such Lender) evidencing payment of the amount so deducted or withheld.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Each Loan Party shall deliver to each Agent and each Lender an official receipt (or, if an official receipt is not available, such other evidence of payment as shall be satisfactory to such Agent or such Lender) in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against all Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.11) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any Agent or any Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender that is organized under the laws of a jurisdiction outside than the United States (a “Non-U.S. Lender”) shall deliver to the Agents (or in the case of a Person who is a Lender pursuant to a Related Party Assignment, to the assigning Lender) two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of Person who is a Lender pursuant to a Related Party Assignment, on or before the date it becomes a Lender hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent. Notwithstanding any other provision of this Section 2.11, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.1 l(d) that such Non-U.S. Lender is not legally able to deliver.

(e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.11 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Lender through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the transfer, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with clause (d) above.

(f) Any Lender claiming any indemnity payment or additional amount payable pursuant to this Section 2.11 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Lender to disclose any information such Lender deems confidential and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(g) The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.12 No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, no Agent, Lender, or any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Agreement shall apply as if any Agent, Lender and/or their respective participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

ARTICLE III

FEES, PAYMENTS AND OTHER COMPENSATION

Section 3.01 Audit and Collateral Monitoring Fees. The Borrowers acknowledge that pursuant to Section 6.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct audits, inspections, appraisals, valuations and/or field examinations of any or all of the Loan Parties or the Collateral at any time and from time to time in a manner so as to not unduly disrupt the business of the Loan Parties. The Borrowers agree to pay (i) $850 per day per examiner plus the examiner’s reasonable out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations, and (ii) the cost of all visits, audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Agents. Notwithstanding the foregoing, unless a Default or Event of Default shall have occurred and be continuing, the Borrowers shall only be obligated to pay the fees, costs and expenses for two such audits, inspections, appraisals, valuations and/or field examinations of the Loan Parties and one enterprise/business valuation of the Loan Parties, in each case during any 12 month period during the term of this Agreement.

Section 3.02 Payments; Computations and Statements. (a) The Borrowers will make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02 and Section 3.04, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Agent or Lender to such Agent or such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Loan Parties under any Loan Document. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 4.02 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent’s discretion, provided that (i) so long as (A) no Event of Default has occurred and is continuing or would result therefrom, and (B) no proceeding shall have been instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property (including, without limitation, the entry or an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) and (ii) to the extent that such charge does not exceed the then current Availability, the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 3.03 Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 3.04 Apportionment of Payments. (a) Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders, all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof and the Fee Letter and the audit and collateral monitoring fees provided for in Section 3.01, in each case, to the extent set forth in such written agreement among the Agents and the Lenders) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) Subject to any written agreements among the Agents and/or the Lenders, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required A Lenders (or if the Total Revolving Credit Commitment has been terminated and all of the Revolving Loans and Term Loan A have been paid in full, upon the direction of the Required Lenders, shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Revolving Loan Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Agent Advances until paid in full; (iv) fourth, ratably to pay principal of Agent Advances until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Revolving Loans until paid in full; (vi) sixth, ratably to pay principal of the Revolving Loans then due and payable until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any fees and indemnities then due and payable to the Term Loan A Lenders until paid in full; (viii) eighth, ratably to pay interest then due and payable in respect of the Term Loan A until paid in full; (ix) ninth, ratably to pay principal of the Term Loan A then due and payable until paid in full; (x) tenth, ratably to pay the Obligations in respect of any fees and indemnities then due to the Term Loan B Lenders until paid in full; (xi) eleventh, ratably to pay interest due in respect of the Term Loan B until paid in full; (xii) twelfth, ratably to pay principal of the Term Loan B until paid in full; and (xiii) thirteenth, to the ratable payment of all other Obligations then due and payable until paid in full.

(c) In each instance, so long as no Event of Default has occurred and is continuing, Section 3.04(b) shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Administrative Agent to be for the payment of any Term Loan Obligation then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of any Term Loan in accordance with the terms and conditions of Section 2.05.

(d) For purposes of Section 3.04(b) (other than with respect to Section 3.04(b)(xiii)), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of Section 3.04(b)(xiii), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e) In the event of a direct conflict between the priority provisions of this Section 3.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.04 shall control and govern.

Section 3.05 Increased Costs and Reduced Return. (a) If any Lender or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any Agent or any Person controlling any such Lender or any such Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or any Agent or any Person controlling any such Lender or any such Agent (in each case, whether or not having the force of law) (each a “Change in Law”), shall (i) subject such Lender or such Agent or any Person controlling such Lender or such Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent, or change the basis of taxation of payments to such Lender or such Agent or any Person controlling such Lender or such Agent of any amounts payable hereunder (except for taxes on the overall net income of such Lender or such Agent or any Person controlling such Lender or such Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Lender or such Agent or any Person controlling such Lender or such Agent or (iii) impose on such Lender or such Agent or any Person controlling such Lender or such Agent any other condition regarding this Agreement or any Loan and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Lender or such Agent of making any Loan or agreeing to make any Loan, or to reduce any amount received or receivable by such Lender or such Agent hereunder, then, upon demand by such Lender or such Agent, the Borrowers shall pay to such Lender or such Agent such additional amounts as will compensate such Lender or such Agent for such increased costs or reductions in amount.

(b) If any Lender or any Agent shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Agent or any Person controlling such Lender or such Agent and such Lender or such Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained or any guaranty or participation with respect thereto, such Lender’s or such Agent’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Lender’s or such Agent’s such other controlling Person’s capital to a level below that which such Lender or such Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any guaranty or participation with respect thereto or any agreement to make Loans, or such Lender’s or such Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s or such Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Lender or such Agent, the Borrowers shall pay to such Lender, or such Agent from time to time such additional amounts as will compensate such Lender or such Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s or such Agent’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 3.05 shall bear interest from the date that is ten (10) days after the date of demand by any Lender or any Agent until payment in full to such Lender or such Agent at the Reference Rate. A certificate of such Lender or such Agent claiming compensation under this Section 3.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or such Agent to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or such Agent’s reasons for the provisions of this Section 3.05, and shall be final and conclusive absent manifest error.

(d) If a Lender (each, an “Affected Lender”) shall have requested compensation from the Borrowers under clause (a) or (b) of this Section 3.05 to recover increased costs or other additional costs incurred by such Affected Lender which are not being incurred generally by the other Lenders, then, in any such case, so long as no Default or Event of Default exists, the Administrative Borrower may, at its option, upon written notice to the Agents, arrange for a substitute Lender to assume the applicable Commitment and/or Loans of such Affected Lender in accordance with the provisions of Section 11.07, such substitute Lender to be acceptable to the Collateral Agent (and the Administrative Agent, if such Affected Lender is a Revolving Lender or a Term Loan A Lender) in its or their sole discretion. In connection with the arrangement of such a substitute Lender, the Affected Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.

Section 3.06 Joint and Several Liability of the Borrowers. (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.06), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 3.06 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b) The provisions of this Section 3.06 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.06 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE IV

CONDITIONS TO LOANS

Section 4.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

(a) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 11.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE V and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

(i) a Security Agreement, duly executed by each Loan Party;

(ii) a Pledge Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the common stock of such Loan Party’s subsidiaries and all intercompany promissory notes of such Loan Parties, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iii) with respect to each leasehold interest owned by the Loan Parties indicated on Schedule 5.01(o), Mortgages, duly executed, acknowledged and delivered by the respective Loan Party and evidence of the recording of the Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(iv) the Negative Pledge Letter, duly executed by the Sponsor;

(v) an enterprise valuation of the Parent and its Subsidiaries performed by an appraisal company selected by the Collateral Agent, the results of which are satisfactory to the Collateral Agent;

(vi) the Fee Letter duly executed by each Loan Party;

(vii) a UCC Filing Authorization Letter, duly executed by each Loan Party, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Pledge Agreement and each Mortgage;

(viii) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (vii) above, together with copies of such financing statements, none of which, except as otherwise agreed to by the Collateral Agent shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to by the Collateral Agent, shall not show any such Liens;

(ix) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(x) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xi) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states, together with confirmation by telephone or telegram (where available) on the Effective Date from such official(s) as to such matters;

(xii) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;

(xiii) a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xiv) opinions of Paul, Hastings, Janofsky & Walker LLP and Miller & Martin, PLLC acceptable to the Collateral Agent, each counsel to the Loan Parties, substantially in the form of Exhibit F and as to such other matters as the Collateral Agent may reasonably request;

(xv) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 4.01;

(xvi) a copy of the Financial Statements and the financial projections described in Section 5.01(g)(ii) hereof, certified as of the Effective Date as true and correct by an Authorized Officer of the Parent;

(xvii) a certificate of the chief financial officer of the Parent, setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis after giving effect to the Loans and the Equity Investment, with each of the financial covenants contained in Section 6.03;

(xviii) a certificate of the chief financial officer of each Loan Party, certifying as to the solvency of such Loan Party, which certificate shall be satisfactory in form and substance to the Collateral Agent;

(xix) evidence of the insurance coverage required by Section 6.01 and the terms of the Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Collateral Agent and each such named insured or loss payee, or upon 10 days’ notice if such cancellation is for the non-payment of premiums, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

(xx) a certificate of an Authorized Officer of the Administrative Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing and all other notices under this Agreement and the other Loan Documents;

(xxi) a termination agreement, duly executed by the Parent and each of Joseph H. Davenport III, H. Allen Corey and C. Andrew Stockett, terminating the financial arrangements with the Parent in respect of the Existing LC identified in clause (a) of the definition thereof, in form and substance satisfactory to the Collateral Agent;

(xxii) copies of the Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Administrative Borrower, together with a certificate of an Authorized Officer of the Administrative Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxiii) the Pay-Off Letter duly executed by the applicable parties, and all related documents, duly executed by each party thereto;

(xxiv) such Control Agreements, Credit Card Acknowledgments and similar agreements and other documents (and all documents, instruments and agreements executed pursuant thereto), each in form and substance reasonably satisfactory to the Agents, as the Agents may request in order to comply with Section 7.02(a) with respect to the Loan Parties’ cash management system;

(xxv) a Disbursement of Proceeds Letter, duly executed by the Loan Parties, the Agents and the Lenders, in form and substance satisfactory to the Collateral Agent, which letter shall, among other things, specify that the proceeds to be received by the Parent pursuant to the Equity Investment shall be sent to the Administrative Agent’s Account for disbursement to the Parent;

(xxvi) the Assignment Documents, including, without limitation, UCC assignments, assignments of the existing mortgages and other documentation evidencing the assignment by the Existing Lenders of their Liens in and to the properties and assets of the Loan Parties, which agreements, instruments or other documents assigned thereby are each listed on Schedule 4.01(d)(xxvi);

(xxvii) a Subordination Agreement, duly executed by RSTW and the Parent and a Subordination Agreement, duly executed by the Sponsor and the Parent, in each case related to the New Subordinated Note and in form and substance satisfactory to the Collateral Agent (collectively, the “New Subordination Agreements”);

(xxviii) a landlord waiver, in form and substance satisfactory to the Collateral Agent, executed by the landlord with respect to the Lease of the chief executive office of the Parent set forth on Schedule 5.01(o);

(xxix) the Capital Call Agreement, duly executed by the Sponsor and the Loan Parties, in form and substance satisfactory to the Collateral Agent;

(xxx) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

(e) Material Adverse Effect. The Collateral Agent shall have determined, in its sole judgment, that no event or development shall have occurred since June 27, 2004 which could have a Material Adverse Effect.

(f) Consummation of Equity Investment.

(i) Each of the Equity Investment Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Agents. Each Agent shall have received a copy of each such document certified as true and complete copies by the chief executive officer or the chief financial officer of the Parent.

(ii) Concurrently with the making of the initial Loans, the Equity Investment shall have been made by the Sponsor and received by the Parent from the Sponsor pursuant to the terms of the Equity Investment Documents (no provision of which shall have been amended or otherwise modified or waived without the prior written consent of the Agents), the Sponsor shall have become the owner, free and clear of all Liens, of at least 80% of the Capital Stock of the Parent and the Parent shall have received the proceeds therefrom of not less than $18,000,000.

(iii) Each of the parties to the Equity Investment Documents thereto shall have fully performed all of the obligations to be performed by it under the Equity Documents; and the Agents shall have received a certificate from the chief executive officer or chief financial officer of the Parent that the conditions in subparagraph (ii) above have been satisfied.

(iv) The Collateral Agent shall have received reliance letters addressed to the Agents and Lenders with respect to each legal opinion delivered under the Acquisition Agreement, in form and substance satisfactory to the Collateral Agent and its counsel.

(v) Concurrently with the making of the initial Loans, the Parent shall have issued each New Subordinated Note. The Collateral Agent shall have received a copy of each New Subordinated Note, which shall be in form and substance satisfactory to the Collateral Agent, together with a certificate of the Chief Financial Officer of the Parent certifying to such note as being a true, correct, and complete copy thereof.

(g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(h) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

(i) Reference Checks. The Agents shall have received satisfactory reference checks for consultants, suppliers and key management of each Loan Party, and shall have had a reasonable opportunity to meet with key management of each Loan Party.

(j) Due Diligence. The Agents shall have completed their business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion. Without limiting the foregoing, the Collateral Agent shall have received a Field Survey and Audit, dated not earlier than 30 days prior to the Effective Date, and such Field Survey and Audit and the results thereof shall be acceptable to the Collateral Agent, in its sole and absolute discretion. The Agents shall have received verification of future capital expenditure requirements and new store profitability analysis and a verification of same store analysis, in each case in form and substance satisfactory to each Agent. The Agents shall be satisfied that the Parent or its Subsidiaries has ownership or other rights to the names of each Restaurant.

(k) Revenues and Consolidated EBITDA. The Agents shall be satisfied that the revenues and Consolidated EBITDA of the Parent and its Subsidiaries for the 12-month period ended August 22, 2004 are no less than $90,000,000 and $10,000,000, respectively, and shall have received a certificate of the chief financial officer of the Parent certifying to such matters.

(l) Excess Availability. After giving effect to all Loans to be made on the Effective Date, the consummation of the Equity Investment and payment of all fees and expenses related to the Loans and the Equity Investment, (i) Excess Availability shall not be less than $1,500,000 and (ii) all liabilities of the Loan Parties shall be at a level and in a condition reasonably satisfactory to the Collateral Agent. The Borrowers shall deliver to the Agents a certificate of the chief financial officer of the Administrative Borrower certifying as to the matters set forth in clauses (i) and (ii) above and containing the calculation of Excess Availability. On the Effective Date, (x) Consolidated EBITDA of the Parent and its Subsidiaries for the twelve consecutive calendar months then most recently ended (calculated using Schedule 1.01(C)) multiplied by (y) 3.25, minus (z) the aggregate amount of all outstanding Senior Secured Indebtedness (excluding the aggregate principal amount of the then outstanding Revolving Loans and the Term Loans) shall exceed the aggregate principal amount of the then outstanding Revolving Loans and the Term Loans and the chief financial officer of the Parent shall provide a certificate setting forth such calculation in reasonable detail and certifying as to the accuracy of such matters.

(m) Borrowing Base Certificate. The Borrowers shall have delivered to the Agents a Borrowing Base Certificate calculating the Borrowing Base, as of the Effective Date.

(n) Accounts Payable. The Agents shall be satisfied that the Loan Parties shall have made satisfactory arrangements to pay the accounts payable of the Parent and its Subsidiaries in the aggregate amount of approximately $2,200,000 set forth and described in reasonable detail in Schedule 4.01(n).

(o) Holding Company. The Agents shall receive evidence satisfactory to them that substantially all of the assets and liabilities of the Parent shall have been assigned, assumed or otherwise transferred to Big River, in a manner acceptable to the Agents (the “Parent Reorganization”), including, without limitation, a certificate of an Authorized Officer of the Parent certifying to the Bill of Sale or other assignment, assumption or transfer documentation with respect to the foregoing.

Section 4.02 Conditions Precedent to All Loans. The obligation of any Agent or any Lender to make any Loan after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 11.04 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in ARTICLE V and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct on and as of such date as though made on and as of such date, (ii) at the time of and after giving effect to the making of such Loan, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date and (iii) the conditions set forth in this Section 4.02 have been satisfied as of the date of such request.

(c) Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(e) Delivery of Documents. The Agents shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agents, as any Agent may reasonably request.

(f) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agents, as the Agents or such counsel may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document and each of the other Equity Investment Documents to which it is or will be a party, (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene its charter or by-laws, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document or any Equity Investment Document to which it is or will be a party, except for any filings necessary to perfect the Liens on the Collateral.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and by general principles of equity.

(e) Subsidiaries.

(i) On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date (including, without limitation, the Equity Investment), the authorized Capital Stock of the Parent and the issued and outstanding Capital Stock of the Parent are as set forth on Schedule 5.01(e). All of the issued and outstanding shares of Capital Stock of the Parent have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as set forth on Schedule 5.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or arty of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent, or other obligations of the Parent to issue, directly or indirectly, any shares of Capital Stock of the Parent.

(ii) Schedule 5.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of such Subsidiaries of the Parent in existence on the date hereof. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. Except as set forth on Schedule 5.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Parent.

(f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 5.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP (except with respect to the Financial Statements as of and for the period ended August 22, 2004, for year end audit adjustments and the absence of footnotes), and since June 27, 2004 no event or development has occurred that has had or could have a Material Adverse Effect.

(ii) The Parent has heretofore furnished to each Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from the month of August 2004 through the month of December 2009 and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2004 through 2009, which projected financial statements shall be updated from time to time pursuant to Section 6.01(a)(vi). Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent:, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its material properties, and no Default or Event of Default has occurred and is continuing. Any and all approvals by any federal, state or local liquor authority material to the business and operations of any Restaurant have been received and remain in full force and effect or alternative arrangements which are satisfactory to the Agents have been made in order to permit the continued operation of such Restaurant.

(i) ERISA. Except as set forth on Schedule 5.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 5.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the nonpayment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. No Loan Party is engaged in any business other than the ownership and operation of Restaurants and activities reasonably related thereto, including, among other things, brewing and bottling beverages, licensing of restaurants in Canada and other foreign countries and the territory of Puerto Rico and the sale of frozen garlic fries. After giving effect to the Parent Reorganization, the Parent will not engage in any business activity, and does not have any assets (including, without limitation, bank accounts, licensing agreements, fixed assets or otherwise) or liabilities, other than the ownership of the Capital Stock of its Subsidiaries, performance of its obligations under Equity Investment Documents to which it is a party (including, without limitation, the Management Agreement), the New Subordinated Notes, certain employment agreements identified on Schedule 5.01(x) and the licensing agreement with respect to the use of the trade name “Rock Bottom Brewery”.

(m) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could have, a Material Adverse Effect.

(n) Permits, Etc. After giving effect to the Equity Investment, each Loan Party has, and is in compliance, in all material respects, with all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and, to the best knowledge of any Loan Party, there is no claim by any third party that any thereof is not in full force and effect. Schedule 5.01(n) sets forth a complete and accurate list, as of the Effective Date, listed by Restaurant, of all licenses (the “Liquor Licenses”) permitting the Parent and its Subsidiaries to sell, dispense and brew alcoholic beverages within each of the Restaurants for on-premises consumption. The Parent and its Subsidiaries are in material compliance with all state, municipal and other governmental laws, regulations and rules with respect to the sale of liquor and all alcoholic beverages and has the right to sell liquor at retail for consumption within the Restaurants, subject to and in accordance with all applicable provisions of the Liquor Licenses and have taken, on or prior to the Effective Date, all actions necessary to maintain each such Liquor License after giving effect to the Equity Investment.

(o) Properties. (i) After giving effect to the Equity Investment, each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) Schedule 5.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 5.01(o) to which it is a party and with respect to each Lease to which the Collateral Agent has requested a Mortgage, a Memorandum of Lease has been recorded in each of the applicable land records where each such property is located. Schedule 5.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects against the lessee thereof and, to the best knowledge of any Loan Party, the other parties thereto, and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 5.01(o). To the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. There is no contingent liability or fact that may have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto to the extent required by GAAP.

(q) Operating Lease Obligations. On the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 5.01(q).

(r) Environmental Matters. Except as set forth on Schedule 5.01(r), (i) the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not have a Material Adverse Effect.

(s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 5.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t) Use of Proceeds. The proceeds of the Loans shall be used to (i) pay fees and expenses in connection with the Equity Investment and the transactions contemplated hereby, (ii) purchase the Existing Indebtedness of the Loan Parties in the outstanding principal amount of approximately $17,500,000, (iii) repay all of the Indebtedness of the Loan Parties evidenced by the Subordinated Note and (iv) fund expansion requirements and working capital of the Borrowers to the extent permitted under this Agreement.

(u) Solvency. After giving effect to the transactions contemplated by this Agreement (including, without limitation, the Equity Investment) and before and after giving effect to each Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

(v) Location of Bank Accounts. Schedule 5.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property. Except as set forth on Schedule 5.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect. Set forth on Schedule 5.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could have a Material Adverse Effect.

(x) Material Contracts. Set forth on Schedule 5.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(y) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or

“promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(z) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best knowledge of any Loan Party, threatened against any Loan Party or (iii) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) Customers and Suppliers. There exists no actual or, to the best knowledge of any Loan Party, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(bb) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 5.01(bb) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(cc) Tradenames. Schedule 5.01(cc) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames, business names or similar appellations used by each Loan Party or any of its divisions or other business units during the past five years.

(dd) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 5.01(dd) and (ii) any other locations approved in writing by the Collateral Agent from time to time. Schedule 5.01(dd) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each Restaurant of each Loan Party.

(ee) Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 4.01(d)(vii) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

(ff) Credit Card Agreements. Set forth in Schedule 5.01(ff) is a correct and complete list of (i) all of the Credit Card Agreements existing as of the Effective Date between and/or among any Loan Party, any of its Affiliates, the Credit Card Issuers, the Credit Card Processors and any of their affiliates, and (ii) the term of such Credit Card Agreements. The Credit Card Agreements constitute all of such agreements necessary for each Loan Party to operate its business as presently conducted with respect to credit cards and debit cards and no Account Receivable of the Loan Parties arise from purchases by customers of Inventory (including, among other things, food and beverages) with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom any Loan Party has entered into one of the Credit Card Agreements set forth on Schedule 5.01(ff) hereto or with whom each Loan Party has entered into a Credit Card Agreement in accordance with Section 5.01(ff). Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and are in full, force and effect. To the knowledge of each Loan Party, no default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred and is continuing. Each Loan Party and, to each Loan Party’s knowledge, the other parties thereto, have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Loan Party to be entitled to receive all payments thereunder. The Loan Parties have delivered, or caused to be delivered to the Agents, true, correct and complete copies of all of the Credit Card Agreements.

(gg) Equity Investment Documents.

(i) The Parent has delivered to the Agents a complete and correct copy of each Equity Investment Document, including all schedules and exhibits thereto. Such Equity Investment Documents sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby, other than the Loan Documents. The execution, delivery and performance of each such Equity Investment Document has been duly authorized by all necessary action on the part of each such Person. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for the consummation of the Equity Investment other than such as have been obtained on or prior to the Effective Date. Each Equity Investment Document is the legal, valid and binding obligation of each Loan Party thereto and, to the best knowledge of any Loan Party, the other parties thereto, enforceable against such parties in accordance with its terms.

(ii) The representations and warranties of each Loan Party contained in each Equity Investment Document are true and correct in all material respects on the date hereof (except to the extent any such representation or warranty specifically relate to an earlier date in which case such representation or warranty shall be true and correct in all material respects on and as of such date), and the Agents and the Lenders shall be entitled to rely upon such representations and warranties with the same force and effect as if they were incorporated in this Agreement and made to the Agents and Lenders directly. After giving effect to the Equity Investment and the initial Loans, no default or event of default under any Equity Investment Document has occurred and is continuing.

(iii) All aspects of the Equity Investment have been effected in all material respects in accordance with the terms of the Equity Investment Documents and applicable law. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all Government Authorities required in order to consummate the Equity Investment in accordance with the terms of the Equity Investment Documents and all applicable laws shall have been obtained, given, filed or taken and are in full force and effect (or effective judicial relief with respect thereto has been obtained). Additionally, at the time of consummation thereof, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the consummation of the Equity Investment.

(hh) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

(ii) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

ARTICLE VI

COVENANTS OF THE LOAN PARTIES

Section 6.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to each Agent and each Lender:

(i) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Parent and its Subsidiaries and sales and Consolidated EBITDA for each Restaurant, in each case as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and to normal year-end adjustments;

(ii) as soon as available, and in any event within 120 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Parent and its Subsidiaries and sales and Consolidated EBITDA for each Restaurant, in each case as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP (to the extent applicable), and accompanied (other than sales and Consolidated EBITDA for each Restaurant) by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing; with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows and sales and Consolidated EBITDA for each Restaurant (setting forth in comparative form the figures for the immediately preceding fiscal month), in each case as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and to normal year-end adjustments;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 6.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition wad operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule (x) showing the calculations setting forth the Leverage Ratio as of such date, (y) the calculations setting forth the Senior Leverage Ratio as of such date and (z) the amount of Growth Capital Expenditure made during such period;

(v) as soon as available and in any event within 30 days after the end of each month commencing with the first month ending after the Effective Date, a Borrowing Base Certificate, current as of the close of business on the last day of the immediately preceding month, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time, provided that (A) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, and (B) in the event of any dispute about the calculation of the Borrowing Base, such Agent’s good faith judgment shall control;

(vi) (A) as soon as available and in any event not later than 60 days prior to the end of each Fiscal Year, financial projections, supplementing and superseding the financial projections referred to in Section 5.01(g)(ii)(A), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and (B) as soon as available and in any event not later than 30 days prior to the end of each fiscal quarter, financial projections, supplementing and superseding the financial projections referred to in Section 5.01(g)(ii)(B), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for each remaining quarterly period in such Fiscal Year, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;

(vii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(viii) as soon as possible, and in any event within 3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix) (A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(x) promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could have a Material Adverse Effect;

(xi) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Equity Document or any other Material Contract;

(xii) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party (other than the Parent);

(xiii) promptly after the sending or filing thereof, copies of all material statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xiv) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xv) as soon as available, but in any event not later than five (5) Business Days after receipt by any Loan Party, the monthly statements received by any Loan Party from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be reasonably sufficient to enable the Agents to monitor the transactions pursuant to the Credit Card Agreements;

(xvi) no later than 60 days prior to the anticipated opening of a new Restaurant location and the entering into a lease for, or the acquisition of, the premises for a new Restaurant, the Parent shall notify the Agents of such anticipated opening, and, to the extent not reflected in the updated financial projections required to the delivered pursuant to Section 6.01(a)(vi), provide an estimate of Restaurant Pre-Opening Expenses and a pro forma calculation of the financial covenants set forth in Section 6.03 (after giving effect to the opening of such Restaurant), provide a copy of the draft of the initial lease (or memorandum, or term sheet or other indicative documentation outlining the terms) for the premises, if and when available, and deliver any such other information reasonably requested by the Agents with respect to such new Restaurant;

(xvii) at the close of business of Tuesday and Friday of each week until the aggregate amount of Outstanding Payables has been reduced to zero, a certified report of the chief financial officer of the Parent, setting forth the following information: (A) the aggregate amount of cash in the Loan Parties’ cash concentration account at the end of such day, (B) the aggregate amount of Outstanding Payables, (C) the aggregate amount of all such Outstanding Payables paid in cash to the respective Person after the date of the last certified report delivered pursuant to this clause (xvii); and (D) the aggregate amount of all such Outstanding Payables that have not been paid in cash to the respective Person; and

(xviii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b) Additional Guaranties and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within 10 days after the formation, acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) Credit Card Acknowledgements with respect to any Credit Card Agreements of such Subsidiary and (E) one or more Mortgages creating on the real property of such Subsidiary (if any) a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may require whether comparable to the documents required under Section 6.01(o) or otherwise, and (F) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, Pledge Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within 10 days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Collateral Agent.

(c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, orders (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP. Without limiting the foregoing, each of the Loan Parties will, and will cause each of its Subsidiaries to, obtain any and all approvals by any federal, state or local liquor authority material to the business and operations of any Restaurant.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 6.01(f).

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, in all material respects, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation, or 10 days’ prior written notice if such cancellation is for non-payment of premiums. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, any Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on such Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, any applicable Agent shall have the right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within five (5) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) provide the Agents with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could have a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against any Agent or any Lender.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent, each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document (including, without limitation, upon the occurrence of an Event of Default, causing each Credit Card Issuer and Credit Card Processor to direct all payments (due to any Loan Party) of all credit card charges submitted by any Loan Party to such Credit Card Issuer and Credit Card Processor to the Collection Account). In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(1) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 30 days’ prior written notice of any change in the location of any Collateral, other than to locations set forth on Schedule 5.01(dd) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Lenders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

(m) Landlord Waivers; Collateral Access Agreements. (i) With respect to each leased Restaurant location as to which the applicable landlord has not, on or prior to the Effective Date, executed and delivered (i) a landlord waiver and (ii) a consent to the Equity Investment and a release any Liens held by such landlord on property of the Loan Parties in form and substance reasonably satisfactory to the Agents, the Borrower shall use its commercially reasonable efforts to obtain from each such landlord a Landlord Waiver and such consent and release. At any time that any Loan Party proposes to execute and deliver a lease with respect to a Restaurant or any other real property, prior to or simultaneously with such execution and delivery, to the extent such real property is not subject to a Mortgage, such Loan Party shall use its commercially reasonable efforts to obtain a Landlord Waiver with respect to such leased property; and

(ii) Use commercially reasonable efforts to obtain written access agreements, in form and substance satisfactory to the Collateral Agent, providing access to Collateral located on any premises not owned by a Loan Party or subject to a Mortgage in order to remove such Collateral from such premises during an Event of Default; provided, that in the event the Loan Parties are unable to obtain any such written access agreements, the Administrative Agent may, in its reasonable discretion, establish such reserves as it deems necessary with respect to any such Collateral.

(n) Credit Card Agreements. Each of the Loan Parties shall: (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a material default under or material breach of any of the terms of any of the Credit Card Agreements; (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, or materially modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (i) any such Loan Party may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Loan Party; provided, that, such Loan Party shall give the Agents not less than fifteen (15) days’ prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements, and (ii) any Loan Party may modify or amend any of the Credit Card Agreement, so long as such modification or amendment does not give the Credit Card Issuer or Credit Card Processor party thereto greater rights to setoff against amounts otherwise payable to such Loan Party or greater rights to cease or suspend payments to such Loan Party; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer or Credit Card Processor unless (i) the Agents shall have received not less than thirty (30) days’ prior written notice of the intention of such Loan Party to enter into such agreement (together with such other information with respect thereto as the Agents may request) and (ii) such Loan Party delivers, or causes to be delivered to the Agents, a Credit Card Acknowledgment in favor of the Collateral Agent; (e) give the Agents immediate written notice of any Credit Card Agreement entered into by such Borrower after the Effective Date, together with a true, correct and complete copy thereof and such other information with respect thereto as any Agent may request; and (f) furnish to the Agents, promptly upon the request of any Agent, such information and evidence as any Agent may reasonably require from time to time concerning the observance, performance and compliance by such Loan Party or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

(o) Subordination. Cause all Indebtedness for borrowed money now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

(p) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being an “After Acquired Property”) (x) with a Current Value (as defined below) in excess of $250,000 in the case of a fee interest, or (y) requiring the payment of annual rent exceeding in the aggregate $100,000 in the case of leasehold interest, immediately so notify the Agents, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below or in the case of leasehold, a leasehold Mortgage or landlord’s waiver (pursuant to Section 6.01(m) hereof). Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall furnish to the Agents the following documents, each in form and substance satisfactory to the Agents: (A) immediately furnish (i) a Mortgage and, if requested, an Environmental Indemnity Agreement with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form, (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Agents, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, and the certificate of occupancy with respect thereto, and (v) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and the Agents, (B) if required, use commercially reasonable efforts to obtain (i) a survey of such real property, certified to the Agents and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Agents, and (ii) Phase I Environmental Site Assessments with respect to such real property, certified to the Agents by a company reasonably satisfactory to the Agents„ and (C) such other documents or instruments (including guarantees and opinions of counsel) as the Agents may reasonably require. The Borrowers shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 6.01(o).

(q) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on the Sunday closest to December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(r) Borrowing Base. Maintain all Revolving Loans in compliance with the then current Borrowing Base.

(s) Post-Closing Actions. Take or cause to be taken, each of the following actions:

(i) within 5 Business Days after the Effective Date (as such period may from time to time be extended with the consent of the Agents), take all actions necessary to transfer the Parent’s Liquor License for the Restaurant located at Chattanooga, Tennessee to Big River or apply for a Liquor License for Big River in respect of such Restaurant, and use best efforts to obtain, within 45 days after the Effective Date, such Liquor License from the applicable Governmental Authority;

(ii) within 45 days after the Effective Date (as such period may from time to time be extended with the consent of the Agents), establish Deposit Accounts and the Cash Concentration Account with financial institutions acceptable to the Agents in order to replace each of the Deposit Accounts indicated on Schedule 5.01(v) and comply with the cash management requirements set forth in Section 7.01(a);

(iii) within 2 Business Days after the Effective Date, send or otherwise deliver each of the checks or other instruments to the appropriate: Persons to pay each of the accounts payable of the Loan Parties set forth on Schedule 4.01(n);

(iv) within 7 Business Days after the Effective Date (as such period may from time to time be extended with the consent of the Agents), the Parent and its Subsidiaries shall enter into, or cause to be entered into, arrangements so that the Parent and its Subsidiaries shall have no direct or indirect liabilities or other obligations, contingent or otherwise, in respect of the Existing LC, with such arrangements to be acceptable to the Agents;

(v) within 10 Business Days after the Effective Date (as such period may from time to time be extended with the consent of the Agents), the Parent and its Subsidiaries shall, and use commercially reasonable efforts to cause Paymentech LP, a Credit Card Processor, to, enter into a Credit Card Acknowledgment, in form and substance satisfactory to the Agents; and

(vi) within the period specified in Schedule 6.01(s), take such actions related to the leasehold Mortgages as are specified in such Schedule 6.01(s).

Section 6.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create,

incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 45 days’ prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder and is a party to a Guaranty and a Security Agreement and the Capital Stock of which Subsidiary is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

(ii) any Loan Party and its Subsidiaries may (A) sell Inventory (including, without limitation, food and beverages) in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, and (C) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions (x) in the case of clauses (B) and (C) above, do not exceed $100,000 in the aggregate in any twelve-month period and (y) in all cases, are paid to the Administrative Agent for the benefit of the Lenders pursuant to the terms of Section 2.05(c)(v).

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 5.01(1).

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 6.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) temporary loans and advances by the Parent’s Subsidiaries and among the Parent’s Subsidiaries, made in the ordinary course of business and not exceeding in the aggregate for all Loan Parties and their Subsidiaries at any one time outstanding $250,000, and (iii) Permitted Investments.

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set Forth in subsection (g) of this Section 6.02, and (B) Operating Lease Obligations (other than the Operating Lease Obligations attributable to the real property leases for the Restaurants) which would not cause the aggregate amount of all such Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $250,000.

(g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures, or the sublimit on Capital Expenditures constituting Growth Capital Expenditures, made by the Loan Parties and their Subsidiaries to exceed in any Fiscal Year the amounts set forth below corresponding to such Fiscal Year:

Period	All Capital Expenditures	Growth Capital Expenditures
Effective Date to December 31, 2004	$200,000	-0-
Fiscal Year 2005	$4,500,000	$3,218,856
Fiscal Year 2006	$7,600,000	$6,437,700
Fiscal Year 2007	$5,500,000	$4,291,800
Fiscal Year 2008	$4,500,000	$3,218,850
Fiscal Year 2009	$4,500,000	$3,218,850

Notwithstanding the foregoing, if during any Fiscal Year the amount of all Capital Expenditures, or sublimit of Capital Expenditures constituting Growth Capital Expenditures, that is permitted to be made is not so made (the “Unused Amount”), such Unused Amount may be used in the immediately succeeding Fiscal Year in an amount equal to the lesser of (x) 15% of the aggregate amount of all Capital Expenditures (or 15% of the aggregate amount of Growth Capital Expenditures) that the Loan Parties and their Subsidiaries may make for the applicable Fiscal Year (without giving effect to any Carry-Over Amount) and (y) the Unused Amount (the lesser of (x) and (y), the “Carry-Over Amount”). The Carry-Over Amount shall be in addition to all Capital Expenditures, or Growth Capital Expenditures, which may be expended in the succeeding Fiscal Year. In such succeeding Fiscal Year, actual Capital Expenditures, or actual Growth Capital Expenditures, made from time to time in such succeeding Fiscal Year shall be deemed to have been made first from the amount permitted to be made for such Fiscal Year and second, from the Carry-Over Amount.

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such, or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, (A) any Subsidiary of any Borrower may pay dividends to such Borrower, (B) the Parent may pay dividends in the form of common Capital Stock or Series A Preferred Stock, (C) the Loan Parties may pay management fees pursuant to the Management Agreement so long as (w) immediately before and immediately after giving effect to any such payment, no Default or Event of Default has occurred and is continuing or would result therefrom, (x) immediately before and immediately after giving effect to any such payment, Excess Availability plus Qualified Cash exceeds $3,000,000, (y) such payment is made no more frequently than monthly, and (z) the aggregate amount of such management fees payable to the Sponsor does not exceed $20,000 in the aggregate during any calendar month, (D) the Loan Parties may pay expenses pursuant to the Management Agreement so long as (x) immediately before and immediately after giving effect to any such payment, no Default or Event of Default has occurred and is continuing or would result therefrom and (y) such expenses are reasonable and incurred in the ordinary course of business in accordance with the terms of the Management Agreement, (E) the Parent may make cash payments pursuant to the exercise of its right of first refusal set forth in Section 2(b) of the Shareholders’ Agreement to purchase the common Capital Stock of former employees and officers of the Parent or any of its Subsidiaries so long as (x) immediately before and immediately after giving effect to any such payment, no Default or Event of Default has occurred and is continuing or would result therefrom, (y) immediately before and immediately after giving effect to any such payment, Excess Availability plus Qualified Cash exceeds $3,000,000, and (z) the aggregate amount of all such payments does not exceed $25,000 in the aggregate in any 12-month period, (F) the Parent may repurchase its common Capital Stock pursuant to Section 5.11 of the Acquisition Agreement so long as (x) the consideration for such purchases consists solely of an issuance of a subordinated promissory note, the terms and conditions of which are acceptable to the Collateral Agent in its sole discretion, which terms shall include, among other things, that principal, interest or other payments may not be made until all of the Obligations are paid in full after the termination of the Commitments, and (y) the aggregate; principal amount of all such notes does not exceed $50,000, (G) the Subsidiaries of the Parent may make payments to the Parent (x) to pay for the maintenance of the Parent’s corporate existence; and compliance with applicable law or accounting, legal, public relations, or management activities (including the employment of employees, agents, attorneys, accountants or other professionals in connection with any of the foregoing) entered into in the ordinary course of business cr (y) to pay the amounts permitted to be paid under subclauses (C) and (D) above of this proviso, and (H) the Parent may from time to time distribute to the Sponsor the amount of the Capital Call released pursuant to the terms of the Capital Call Agreement.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 6.02(e), (iv) the transactions under the Management Agreement, and (iv) the transactions by the Sponsor to assume the obligations and other liabilities under the Existing LCs.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 6.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreements in effect on the date of this Agreement and described on Schedule 6.02(k);

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(E) in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

(l) Limitation on Issuance of Capital Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants, other than the issuance and sale of common Capital Stock, the Series A Preferred Stock or, subject to the prior written consent of the Agents, any other Capital Stock.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of (A) any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect or (B) any Equity Investment Document, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 6.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that (x) either individually or in the aggregate, could not have a Material Adverse Effect or (y) are made solely to effect the transactions set forth in Section 5.11 of the Acquisition Agreement, which transactions shall not require the payment of any cash consideration, or (v) make payments under the Settlement Agreement in an amount in excess of $15,000 per calendar month, except a payment in September 2006 in the aggregate amount equal to $735,000 if (x) for the 30 consecutive day period immediately prior to and immediately after the making of such payment Excess Availability plus Qualified Cash exceeds $3,000,000 and (y) no Default or Event of Default exists immediately before or after the making of such payment.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) Properties. Permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a valid and perfected first priority Lien.

(p) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA. Affiliate may be required to make under any agreement relating to such Multiemployer plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(q) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect

(r) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract.

Section 6.03 Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Leverage Ratio. Permit the ratio (such ratio, the “Leverage Ratio”) of Senior Secured Indebtedness as of the date of each period set forth below to Consolidated EBITDA of the Parent and its Subsidiaries for the last twelve calendar months ending on the date to be greater than the applicable ratio set forth below:

Period	Leverage Ratio
For the last fiscal period ending closest to the end of each calendar month from the Effective Date through and including March 31, 2005	3.50 to 1.0

For the last fiscal period ending closest to the end day of each calendar month from April 1, 2005 through and including September 31, 2005	3.25 to 1.0

For the last fiscal period ending closest to the end day of each calendar month from October 1, 2005 through and including March 31, 2006	3.00 to 1.0

For the last fiscal period ending closest to the end day of each calendar month for April 1, 2006 through and including September 30, 2006	2.75 to 1.0

For the last fiscal period ending closest to the end day of each calendar month from October 1, 2006 through the Final Maturity Date	2.50 to 1.0

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for each period set forth below of the Parent and its Subsidiaries to be less than the amount set forth opposite such date:

Period	Fixed Charge Coverage Ratio
Four consecutive month period ending closest to December 31, 2004	1.39 to 1.0

Seven consecutive month period ending closest to March 31, 2005	1.28 to 1.0

Ten consecutive month period ending closest to June 30, 2005	1.25 to 1.0

Twelve consecutive month period ending closest to September 30, 2005 and for each twelve month period ending at the end of each fiscal quarter	1.00 to 1.0

(c) Consolidated EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries for each period set forth below to be less than the amount set forth opposite such period:

Period	Consolidated EBITDA
Four consecutive month period ending closest to December 31, 2004	$3,294,000

Seven consecutive month period ending closest to March 31, 2005	$5,920,000

Ten consecutive month period ending closest to June 30, 2005	$8,541,000

Twelve consecutive month period ending closest to September 30, 2005	$10,181,000

Twelve consecutive month period ending closest to December 31, 2005	$10,503,000

Twelve consecutive month period ending closest to March 31, 2006	$10,721,000

Twelve consecutive month period ending closest to June 30, 2006	$11,103,000

Twelve consecutive month period ending closest to September 30, 2006	$11,603,000

Twelve consecutive month period ending closest to December 31, 2006	$12,067,000

Twelve consecutive month period ending closest to March 31, 2007	$12,578,000

Twelve consecutive month period ending closest to June 30, 2007	$13,008,000

Twelve consecutive month period ending closest to September 30, 2007	$13,372,000

Period	Consolidated EBITDA
Twelve consecutive month period ending closest to December 31, 2007	$13,738,000

Twelve consecutive month period ending closest to March 31, 2008	$14,129,000

Twelve consecutive month period ending closest to June 30, 2008	$14,504,000

Twelve consecutive month period ending closest to September 30, 2008	$14,879,000

Twelve consecutive month period ending closest to December 31, 2008	$15,254,000

Twelve consecutive month period ending closest to March 31, 2009	$15,535,000

Twelve consecutive month period ending closest to June 30, 2009	$15,833,000

Twelve consecutive month period ending closest to September 30, 2009	$16,156,000

ARTICLE VII

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 7.01 Cash Management. (a) Each of the Loan Parties agree and covenant to (i) cause all cash and all proceeds from Accounts Receivable, the sale of Inventory and all other Collateral to be deposited into Deposit Accounts in the ordinary course of business of the Loan Parties, (ii) cause all remittances on credit card sales to be transferred into a Deposit Account on a daily basis, (iii) cause all funds in the Deposit Accounts to be transferred into the Cash Concentration Account on a daily basis, (iv) cause all cash and all proceeds received pursuant to the Equity Investment Documents to be deposited in the Cash Concentration Account, (v) execute and deliver to the Administrative Agent on or prior to the Effective Date, Control Agreements for each financial institution and Deposit Account listed on Schedule 7.01, and (vi) deliver to the Administrative Agent on or prior to the Effective Date the Credit Card Acknowledgments. The Borrowers shall promptly notify the Administrative Agent in writing of the creation of any new Deposit Account prior to the establishment thereof and shall promptly upon the request by any Agent enter into a Control Agreement with the applicable financial institution with respect to such new Deposit Account. The Control Agreement with respect to the Cash Concentration Account shall provide, among other things, that from and after the receipt of a notice from the Administrative Agent (which notice may be given by the Administrative Agent upon the occurrence of an Event of Default), the Cash Concentration Account Bank shall forward immediately all amounts in the Cash Concentration Account to the Administrative Agent’s Account and commence the process of daily sweeps from such Cash Concentration Account. All funds received in the Administrative Agent’s Account shall be credited to the Administrative Agent’s Account for application at the end of each Business Day on which such funds are received in the Administrative Agent’s Account to, subject to Section 3.04(b), reduce the then principal amount of the Revolving Loans.

(b) The receipt of any payment item by Administrative Agent (whether from transfers to the Administrative Agent by the Cash Concentration Account Bank or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Administrative Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall, subject to the immediately preceding sentence, be deemed received by the Administrative Agent only if it is received into the Administrative Agent’s Account on a Business Day on or before 2:00 p.m. (New York City time). If any payment item is received into the Administrative Agent’s account on a non-Business Day or after 2:00 p.m. (New York City time) on a Business Day, it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day.

(c) Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties’ attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(d) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 7.02 Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent’s Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (c) such Loan Party will, immediately upon learning thereof, report to the Agents (i) any material loss or destruction of, or substantial damage to, any of the Collateral, (ii) any notice of a material default by any Loan Party under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to such Loan Party, (iii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to such Loan Party from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, (iv) the failure of such Loan Party to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to such Loan Party and (v) any other matters affecting the value, enforceability or collectibility of any of the Collateral; and (d) such Loan Party is not and shall not be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

Section 7.03 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) any Borrower shall fail to pay (x) any principal on any Loan or any Agent Advance when due or (y) any interest fee, indemnity or other amount payable under this Agreement or any other Loan Document within two (2) days of the date when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in (i) clauses (a), (b), (c), (d), (f), (h), (j), (k), (1), (m), (n), (o), (p), (q), (r) or (s)(i), (s)(ii), (s)(iii), (s)(v) or (s)(vi) of Section 6.01, Section 6.02, Section 6.03 or Article VII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party, any Pledge Agreement to which it is a party or any Mortgage to which it is a party, and (ii) clauses (e), (g) or (i) of Section 6.01, and such failure, if capable of being remedied, shall remain unremedied for 5 days;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 8.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement), to the extent that the aggregate principal amount of all such Indebtedness exceeds $250,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to any Loan Party to fund a reserve account or otherwise hold as collateral, or shall require any Loan Party to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Loan Party shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $250,000;

(g) if there is a loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Parent or any of its Subsidiaries and such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Effect or there is a loss, suspension or revocation of, or failure to renew any material Liquor License;

(h) any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (h);

(i) any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(j) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(k) any Security Agreement, any Pledge Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;

(1) any bank at which any deposit account, blocked account, or lockbox account of any Loan Party is maintained shall fail to comply with any of the terms of any Control Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any Control Agreement to which such Person is a party;

(m) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $250,000 in the aggregate shall be rendered against any Loan Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (m) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment order, award or settlement;

(n) any one Restaurant or group of Restaurants comprising 10% or more of the gross revenues for the last twelve consecutive calendar months then ended for all Restaurants in existence for the full twelve consecutive month period is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

(o) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(p) any cessation of a substantial part of the business of any one Restaurant or group of Restaurants comprising 10% or more of the gross revenues for the last twelve consecutive calendar months then ended for all Restaurants in existence for the full such twelve consecutive month period for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(q) the loss, suspension or revocation of, or failure to renew, any license or permit material to the business and operations of any one Restaurant or group of Restaurants comprising 10% or more of the gross revenues for the last full twelve consecutive calendar months then ended for all Restaurants in existence for the full twelve consecutive month period;

(r) the indictment, or the threatened indictment of any Loan Party under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(s) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $250,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $250,000;

(t) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (1) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $250,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(1), 51.5, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(u) any Loan Party shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to have a Material Adverse Effect;

(v) a Change of Control shall have occurred;

(w) an event or development occurs which could reasonably be expected to have a Material Adverse Effect; or

(x) immediately prior to the making of any payment by any Loan Party or any of its Subsidiaries under the Seller Note, if for thirty consecutive days immediately prior to the making of such payment and immediately after the making of such payment, Excess Availability plus Qualified Cash is less than $3,000,000;

then, and in any such event, at the request of both of the Agents collectively, or at the election of the Required Lenders, the Collateral Agent shall, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this

Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (h) or (i) of this Section 8.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due: and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE IX

AGENTS

Section 9.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices arid other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 9.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 9.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 9.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 11.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 3.04, and if any such apportionment: or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 9.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 9.05 Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 9.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 9.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 9.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or

“Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 9.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Administrative Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this ARTICLE IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

Section 9.08 Collateral Matters.

(a) The Agents may from time to time make such disbursements and advances (“Agent Advances”) which the Agents, in their respective sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 11.04. The Agent Advances shall be repayable on demand and be secured by the Collateral. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 3.02. The respective Agent shall notify each Lender and the Administrative Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 9.05, each Lender agrees that it shall make available to such Agent, upon such Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advances. If such funds are not made available to such Agent by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Agent, at the Defaulting Lender Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 9.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 9.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 9.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE X

GUARANTY

Section 10.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE X. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.

Section 10.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents or the Lenders with respect thereto. Each Guarantor agrees that this ARTICLE X constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this ARTICLE X are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this ARTICLE X shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent or any Lender;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE X shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 10.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE X and any requirement that the Agents or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE X from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Agents and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 10.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE X, and acknowledges that this ARTICLE X is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 10.04 Continuing Guaranty; Assignments. This ARTICLE X is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE X and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments or its Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 11.07.

Section 10.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this ARTICLE X, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE X shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any, time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE X and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE X, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE X thereafter arising. If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE X shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agents and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

GORDON BIERSCH BREWERY

RESTAURANT GROUP, INC.

100 East 10th Street

Suite 600

Chattanooga, Tennessee 37402

Attention: Chief Financial Officer

Telephone: 423-424-2000

Facsimile: 423-752-1973

with a copy to:

MILLER & MARTIN, PLLC

832 Georgia Avenue

Suite 1000

Chattanooga, Tennessee 37402

Attention: Roddy Bailey

Telephone: 423-756-6600

Facsimile: 423-321-1567

with a copy to:

HANCOCK PARK CAPITAL II, L.P.

10323 Santa Monica Boulevard

Suite 101

Los Angeles, California 90025

Attn: Michael J. Fourticq, Sr.

Fax: (310) 201-0403

with a copy to:

PAUL, HASTINGS, JANOFSKY & WALKER LLP

515 South Flower Street

25th Floor

Los Angeles, California 90071

Attention: Robert A. Miller, Jr.

Telephone: 213-683-6254

Facsimile: 213-627-0705

if to the Administrative Agent, to it at the following address:

WELLS FARGO FOOTHILL, INC.

2450 Colorado Avenue

Suite 3000 West

Santa Monica, California 90404

Attention: Specialty Finance Manager

Telephone: 310-453-7300

Facsimile: 310-453-7442

with a copy to:

MORRISON & FOERSTER LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Mark Joachim

Telephone: 212-468-8000

Facsimile: 212-468-7900

if to the Collateral Agent, to it at the following address:

ABLECO FINANCE LLC

299 Park Avenue, 22nd Floor

New York, New York 10171

Attention: Gerald Daniello

Telephone: 212-891-2100

Facsimile: 212-909-1489

in each case, with a copy to:

SCHULTE ROTH & ZABEL LLP

919 Third Avenue New York,

New York 10022

Attention: Kirby Chin

Telephone: 212-756-2000

Facsimile: 212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 11.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to ARTICLE II shall not be effective until received by such Agent.

Section 11.02 Amendments, Etc. (a)No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of “Required Lenders” or “Pro Rata Share”, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Lenders, or release any Borrower or any Guarantor, (vi) amend, modify or waive Section 2.05(b)(ii), Section 2.05(d), Section 3.04 or this Section 11.02 of this Agreement, or (vii) amend the definition of “Borrowing Base”, “Borrowing Base Multiplier” or “Consolidated EBITDA” (as such definition is applicable to the determination of the Borrowing Base), in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

(b) The Administrative Agent and Foothill, in its capacity as a Lender, on the one hand, and the Collateral Agent and Ableco and its Affiliates, in its capacity as a Lender, on the other hand, have executed an agreement on the Effective Date pursuant to which the Administrative Agent, Foothill, the Collateral Agent and Ableco and its Affiliates have agreed, among other things, to certain voting arrangements relative to matters requiring the approval of the Lenders. The rights and duties of the Administrative Agent, Foothill, the Collateral Agent, and Ableco and its Affiliates, with respect to such matters, are subject to such Agreement.

Section 11.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or tinder any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 11.04 Expenses; Taxes; Attorney’s Fees. The Borrowers will pay on demand, all reasonable costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 6.01(b) or the review of any of the agreements, instruments and documents referred to in Section 6.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.

Section 11.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 11.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 11.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Each Lender may, (x) with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Terra Loan B Commitment and Term Loan B made by it and (y) with the written consent of each Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and Revolving Loans and Term Loan A Commitment and Term Loan A made by it, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, however, that (i) such assignment is in an amount which is at least $500,000 or a multiple of $500,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $500,000 or a multiple of $500,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or Related Fund of such Lender), and (iii) no written consent of the Collateral Agent (or the Administrative Agent) shall be required in connection with any assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent (and the Administrative Agent, if applicable) and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary in this Section 11.07, a Lender may assign any or all of its rights under the Loan Documents to an Affiliate or to a Related Fund with respect to such Lender without delivering an Assignment and Acceptance to the Agent (a “Related Party Assignment”); provided, however, that (i) the Borrowers and the Agents may continue to deal solely and directly with such assigning Lender in connection with the interest so assigned until such Lender and its assignee shall have executed and delivered an Assignment and Acceptance to the Collateral Agent (and the Administrative Agent, if applicable) for recordation and (ii) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Collateral Agent (and the Administrative Agent, if applicable) or to any other Person shall not affect the legality, validity or binding effect of such assignment which shall be effective upon the date specified therein.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Collateral Agent shall, on behalf of and acting solely for this purpose as the agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (the “Registered Loans”). In the case of any Related Party Assignment, the Lender making such Related Party Assignment shall, on behalf of and acting solely for this purpose as the agent of the Borrowers, maintain a comparable register (the “Related Party Register”). The entries in the Register (or, in the case of a Related Party Assignment, the Related Party Register) shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register (or the Related Party Register) as a Lender hereunder for all purposes of this Agreement, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. The Register and the Related Party Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory note subject to such assignment, the Collateral Agent shall, if the Collateral Agent (and the Administrative Agent, if applicable) consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) issue one or more new registered notes in the same aggregate principal amount as the principal amount of the surrendered registered note to the designated assignee or transferee.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Collateral Agent shall, if the Collateral Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(h) Any Non-U.S. Lender who is assigned an interest in any portion of such Registered Loan pursuant to an Assignment and Acceptance shall comply with Section 2.11(d).

(i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 9.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.11 and Section 3.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 11.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 11.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN

ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 11.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 11.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEE BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section11.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A

COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 11.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 11.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 11.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

Section 11 .15 Indemnification.

(a) General Indemnity. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b) Environmental Indemnity. Without limiting Section 11.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 5.01(r) or the breach of any covenant made by the Loan Parties in Section 6.01(j). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee; under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 11.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 11.16 GBA as Agent for Borrowers. Each Borrower hereby irrevocably appoints GBA as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agents and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by any Agent or any Lender hereunder or under the other Loan Documents.

Section 11.17 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Unused Line Fee and the fees set forth in the Fee Letter, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 11.18 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 4.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 11.07 hereof.

Section 11.19 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 11.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 11.19.

For purposes of this Section 11.19, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 11.20 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 11.20. Notwithstanding the foregoing, each Agent and each Lender may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to any Agent or any Lender relating to such tax treatment and tax structure. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that the each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 11.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 11.22 No Novation. This Amended and Restated Financing Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the Obligations or the Lien or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Financing Agreement shall be construed as a release or other discharge of the Borrowers or any Guarantor under the Existing Credit Agreement (including the Security Agreements, the Pledge Agreements and the Guaranties) from any of its obligations and liabilities as a “Borrower” or a “Guarantor” thereunder. The Borrowers and each Guarantor hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date of this Financing Agreement all references in any such Loan Document to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended and restated by this Financing Agreement; and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent for the benefit of the Lenders, or to grant to the Collateral Agent for the benefit of the Lenders a security interest in or lien on, any collateral as security for the Obligations of the Borrower or the Guarantors from time to time existing in respect of the Existing Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

GB ACQUISITION, INC.

By:	/s/ H. ALLEN COREY
Name:	H. Allen Corey
Title:	President

BIG RIVER BREWERIES, INC.

By:	/s/ H. ALLEN COREY
Name:	H. Allen Corey
Title:	President

GUARANTORS:

GORDON BIERSCH BREWERY RESTAURANT GROUP, INC.

By:	/s/ H. ALLEN COREY
Name:	H. Allen Corey
Title:	President

BIG RIVER PROPERTIES, INC.

By:	/s/ H. ALLEN COREY
Name:	H. Allen Corey
Title:	President

COLLATERAL AGENT AND LENDER:

ABLECO FINANCE LLC

By:	/s/ KEVIN GENDA
Name:	Kevin Genda
Title:	SVP

ADMINISTRATIVE AGENT AND LENDER:

WELLS FARGO FOOTHILL, INC.

By:	/s/ LISA COOLEY
Name:	Lisa Cooley
Title:	Vice President

EXECUTION VERSION

FIRST AMENDMENT AND WAIVER

TO FINANCING AGREEMENT

FIRST AMENDMENT AND WAIVER, dated as of April 11, 2005 (this “Amendment”), to the Amended and Restated Financing Agreement, dated as of October 27, 2004 (as amended, restated, modified, supplemented or otherwise changed from time to time, the “Financing Agreement”), by and among GORDON BIERSCH BREWERY RESTAURANT GROUP, INC., a Tennessee corporation (the “Parent”), BIG RIVER BREWERIES, INC., a Tennessee corporation (“Big River”), and GB ACQUISITION, INC., a Tennessee corporation (“GBA” and together with Big River, each a “Borrower” and collectively, the “Borrowers”), each Person listed as a “Guarantor” on the signature pages thereto (together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), and WELLS FARGO FOOTHILL, INC., a California corporation (“Foothill”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrowers failed to comply with certain financial covenants set forth in the Financing Agreement. The Borrowers have requested, and the Agents and the Required Lenders have agreed, to waive such events of default. The Borrowers, the Agents and the Required Lenders wish to amend certain terms and provisions of the Financing Agreement in each case subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, the Borrowers, the Guarantors, the Agents and the Required Lenders hereby agree as follows:

1. Capitalized Terms. All terms which are defined in the Financing Agreement and not otherwise defined herein are used herein as defined therein.

2. Waiver.

(a) Pursuant to the request of the Borrowers, in accordance with Section 11.02 of the Financing Agreement, the Agents and the Required Lenders hereby:

(i) waive the Event of Default arising under Section 8.01(c) of the Financing Agreement as a result of any noncompliance by the Borrowers with Section 6.03(b) or 6.03(c) of the Financing Agreement with respect to the respective requirements stated therein for the four consecutive month periods ending closest to December 31, 2004; and

(ii) waive the Event of Default arising under Section 8.01(x) of the Financing Agreement as a result of the making by the Borrowers of the payment under the

Seller Note in the amount of $722,153 on December 13, 2004 when for the thirty consecutive days immediately prior to the date of such payment and immediately after the making of such payment, Excess Availability plus Qualified Cash was less than $3,000,000.

(b) The waivers and consents in Section 2 hereof shall be effective only in the specific instances and for the specific purposes set forth herein and do not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall remain in full force and effect.

3. Amendments to Financing Agreement.

(a) Definitions.

(i) The definition of “Borrowing Base Multiple” set forth in Section 1.01(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Borrowing Base Multiple’ means, as of any date of determination, the following multiple for each period set forth opposite thereto as follows:

Date	Borrowing Base Multiple
From and including the Effective Date and through and including September 30, 2005	3.50

From and including October 1, 2005 and through and including December 31, 2005	3.25

From and including January 1, 2006 and through and including June 30, 2006	3.00

From and including July 1, 2006 and through and including December 31, 2006	2.75

From and including January 1, 2007 and thereafter	2.50”

(ii) The definition of “Consolidated EBITDA” set forth in Section 1.01 of the Financing Agreement is hereby amended to add the following new clause (J) immediately following the end of clause (I) of such definition:

“and, (J) a one time non-cash charge for the Fiscal Year 2004 in an amount not exceeding $100,000 in connection with the Parent’s investment in GB Fries, LLC,”

(ii) The definition of “New Subordinated Note” set forth in Section 1.01 of the Financing Agreement is hereby amended by (A) deleting the “and” immediately preceding clause (b) and insert a comma in lieu thereof, and (B) adding immediately prior to the period at the end of such definition a new clause (c) which shall read as follows:

“, and (c) the subordinated promissory note, dated April 11, 2005, made by the Parent to the Sponsor, in an aggregate principal amount of $1,853,526”

(b) Section 6.01(a)(ii) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) as soon as available, and in any event within 120 days after the end of each Fiscal Year of the Parent and its Subsidiaries (except in the case of the Fiscal Year 2004, on or prior to May 31, 2005), consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Parent and its Subsidiaries and sales and Consolidated EBITDA for each Restaurant, in each case as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP (to the extent applicable), and accompanied (other than sales and Consolidated EBITDA for each Restaurant) by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;”

(c) Leverage Ratio. The table in Section 6.03(a) of the Financing Agreement setting forth the Period and Leverage Ratio is hereby amended and restated in its entirety to read as follows:

“Period	Leverage Ratio
For the last fiscal period ending closest to the end day of each calendar month from the Effective Date through and including September 30, 2005	3.50 to 1.0

For the last fiscal period ending closest to the end day of each calendar month from October 1, 2005 through and including December 31, 2005	3.25 to 1.0

For the last fiscal period ending closest to the end day of each calendar month for January 1, 2006 through and including June 30, 2006	3.00 to 1.0

For the last fiscal period ending closest to the end day of each calendar month for July 1, 2006 through and including December 31, 2006	2.75 to 1.0
For the last fiscal period ending closest to the end day of each calendar month from January 1, 2007 through the Final Maturity Date	2.50 to 1.0”

(d) Fixed Charge Coverage Ratio. (i) The first three rows of the chart in Section 6.03(b) of the Financing Agreement setting forth the Period and Fixed Charge Coverage Ratio are hereby amended and restated in their entirety into the following nine rows to read as follows:

“Period	Fixed Charge Coverage Ratio

Four consecutive month period ending closest to December 31, 2004	1.39 to 1.0

Three consecutive month period ending closest to March 31, 2005	1.08 to 1.0

Six consecutive month period ending closest to June 30, 2005	0.84 to 1.0

Nine consecutive month period ending closest to September 30, 2005	0.66 to 1.0

Twelve consecutive month period ending closest to December 31, 2005	0.77 to 1.0

Twelve consecutive month period ending closest to March 31, 2006	0.68 to 1.0

Twelve consecutive month period ending closest to June 30, 2006	0.72 to 1.0

Twelve consecutive month period ending closest to September 30, 2006	0.72 to 1.0

Twelve consecutive month period ending closest to December 31, 2006	0.76 to 1.0”

(ii) The last row of the chart in Section 6.03(b) of the Financing Agreement is hereby amended by deleting the date “September 30, 2005” and substituting in lieu thereof the date “March 31, 2006”.

(e) Consolidated EBITDA. The second through the last rows, inclusive, of the chart in Section 6.03(c) of the Financing Agreement are hereby amended and restated in their entirety to read as follows:

“Period	Consolidated EBITDA

Three consecutive month period ending closest to March 31, 2005	$2,438,148

Six consecutive month period ending closest to June 30, 2005	$4,817,783

Nine consecutive month period ending closest to September 30, 2005	$6,169,535

Twelve consecutive month period ending closest to December 31, 2005	$9,192,949

Twelve consecutive month period ending closest to March 31, 2006	$9,228,004

Twelve consecutive month period ending closest to June 30, 2006	$9,368,842

Twelve consecutive month period ending closest to September 30, 2006	$9,676,280

Twelve consecutive month period ending closest to December 31, 2006	$9,955,713

“Period	Consolidated EBITDA

Twelve consecutive month period ending closest to March 31, 2007	$10,377,307

Twelve consecutive month period ending closest to June 30, 2007	$10,658,031

Twelve consecutive month period ending closest to September 30, 2007	$10,953,889

Twelve consecutive month period ending closest to December 31, 2007	$11,306,946

Twelve consecutive month period ending closest to March 31, 2008	$11,678,910

Twelve consecutive month period ending closest to June 30, 2008	$12,016,396

Twelve consecutive month period ending closest to September 30, 2008	$12,367,413

Twelve consecutive month period ending closest to December 31, 2008	$12,718,378

Twelve consecutive month period ending closest to March 31, 2009	$12,990,691

Twelve consecutive month period ending closest to June 30, 2009	$13,357,113

Twelve consecutive month period ending closest to September 30, 2009	$13,730,215”

(f) Cash Management (i) The third sentence of Section 7.01(a) of the Financing Agreement is hereby amended and restated in its entirety as follows:

“The Control Agreement with respect to the Cash Concentration Account shall provide, among other things that the Cash Concentration Account Bank shall forward all funds received in the Cash Concentration Account by wire transfer or Automated Clearing House, Inc. payment to the Administrative Agent’s Account.”

(ii) Section 7.01(a) of the Financing Agreement is hereby amended by inserting a sentence at the end thereof which shall read as follows

“All disbursement accounts, including, without limitation, checking accounts and other debit accounts of the Loan Parties shall be funded solely from the bank account into which the Loans are made.”

4. Conditions Precedent. This Amendment shall become effective only upon satisfaction in full of the following conditions precedent (the first date upon which all such conditions have been satisfied being herein called the “First Amendment Effective Date”):

(a) Representations and Warranties; No Event of Default. The representations and warranties contained herein, in Article V of the Financing Agreement and in each other Loan Document are true and correct on and as of the First Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date); and no Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date either immediately before or after giving effect to this Amendment in accordance with its terms.

(b) Delivery of Documents. The Collateral Agent shall have received on or before the First Amendment Effective Date, the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless otherwise indicated, dated as of the First Amendment Effective Date:

(i) counterparts of this Amendment, duly executed by each of the Loan Parties, the Agents and the Required Lenders;

(ii) on or prior to the First Amendment Effective Date, (A) the Parent shall have received an investment from the Sponsor in the form of a subordinated loan in an amount not less than $1,853,526 (the “Subordinated Loan Proceeds”), as evidenced by a subordinated note (“Subordinated Note”) and subject to the terms of the Subordination Agreement, dated as of October 27, 2004, as amended by the First Amendment to the Subordination Agreement (the “Subordination Agreement Amendment”), both in form and substance satisfactory to Collateral Agent and (B) the Subordinated Loan Proceeds shall have been applied to prepay the remaining installments of principal due on the Term Loan A in the inverse order of maturity;

(iii) a certificate of an Authorized Officer of the Parent, certifying (A) as to a true, correct and complete copies of the duly executed Subordinated Note and Subordination Agreement Amendment and (B) that the Parent has received the Subordinated Loan Proceeds; and

(iv) such other agreements, instruments, approvals, opinions and other documents as the Collateral Agent may reasonably request.

(c) Proceedings. All proceedings in connection with the transactions contemplated by this Amendment, and all documents incidental hereto, shall be reasonably satisfactory to the Collateral Agent and its counsel.

(d) Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to the Financing Agreement and the other Loan Documents, including, without limitation, Section 2.06 and 11.04 of the Financing Agreement.

5. Consents. Pursuant to subsection 6.01(s)(ii) of the Financing Agreement, the Agents hereby consent to the extension of the date by which the Loan Parties are required to satisfy the provisions of such subsection to May 30, 2005.

6. Representations and Warranties. Each Loan Party represents and warrants to the Agents and the Lenders as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to execute and deliver this Amendment and each Loan Document to which it is a party, and to consummate the transactions contemplated thereby and, in the case of the Borrowers, to make the borrowings under the Financing Agreement, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of this Amendment and the performance by each Loan Party of the Financing Agreement, as amended hereby, (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene its charter or by-laws, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required as a condition to the (i) due execution, delivery and performance by any Loan Party of this Amendment or (ii) performance by each Loan Party of the Financing Agreement, as amended hereby.

(d) Enforceability of Loan Documents. Each of this Amendment and the Financing Agreement, as amended hereby, and the other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and principles of equity.

(e) Representations and Warranties; No Default. The representations and warranties contained herein, in Article V of the Financing Agreement and in each other Loan Document are true and correct on and as of the First Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date); and no Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date either immediately before or after giving effect to this Amendment in accordance with its terms.

7. Continued Effectiveness of the Financing Agreement.

(a) Ratifications. Except as otherwise expressly provided herein, (i) the Financing Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the First Amendment Effective Date (A) all references in the Financing Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment and (B) all references in the other Loan Documents to the “Financing Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, (ii) to the extent that the Financing Agreement or any other Loan Document purports to pledge to the Collateral Agent, or to grant to the Collateral Agent, a security interest in or lien on, any collateral as security for the Obligations or Guaranteed Obligations, such pledge or grant of a security interest or lien is hereby ratified and confirmed in all respects, and (iii) the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agents or the Lenders under the Financing Agreement or any other Loan Document, nor constitute an amendment of any provision of the Financing Agreement or any other Loan Document.

(b) No Waivers. Except as expressly provided in this Amendment, this Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Financing Agreement or any other Loan Document and the Agents and the Lenders expressly reserve all of their rights and remedies under the Financing Agreement and the other Loan Documents, under applicable law or otherwise.

(c) Amendment as Loan Document. Each Loan Party confirms and agrees that this Amendment shall constitute a Loan Document under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if any representation or warranty made or deemed made by any Loan Party under or in connection with this Amendment shall have been incorrect in any material respect when made or deemed made or if any Loan Party fails to perform or comply with any covenant or agreement contained herein.

8. Release. Each Loan Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Financing Agreement and the other Loan Documents. Notwithstanding the foregoing, the Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents’ and the Lenders’ rights, interests, security and/or remedies under the Financing

Agreement and the other Loan Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent and each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the First Amendment Effective Date arising out of, connected with or related in any way to this Amendment, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

9. Miscellaneous.

(a) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b) Headings. Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Expenses. Each of the Borrowers agrees, on a joint and several basis, to pay on demand all reasonable fees, costs and expenses of the Agents in connection with the preparation, execution and delivery of this Amendment and all documents incidental hereto, including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Agents.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

GB ACQUISITION, INC.

By:	/s/ C. ANDREW STOCKETT
Name:	C. Andrew Stockett
Title:	VP

BIG RIVER BREWERIES, INC.

By:	/s/ C. ANDREW STOCKETT
Name:	C. Andrew Stockett
Title:	VP

GUARANTORS:

GORDON BIERSCH BREWERY RESTAURANT GROUP, INC.

By:	/s/ C. ANDREW STOCKETT
Name:	C. Andrew Stockett
Title:	VP

BIG RIVER PROPERTIES, INC.

By:	/s/ C. ANDREW STOCKETT
Name:	C. Andrew Stockett
Title:	VP

ABLECO FINANCE LLC, as Collateral Agent and as Lender for itself and its affiliate assigns

By:	/s/ KEVIN GENDA
Name:	Kevin Genda
Title:	SVP

WELLS FARGO FOOTHILL, INC., as Administrative Agent and as Lender

By:	/s/ DANIEL MORIHIRO
Name:	Daniel Morihiro
Title:	Vice President

EXECUTION VERSION

SECOND AMENDMENT AND WAIVER

TO FINANCING AGREEMENT

SECOND AMENDMENT AND WAIVER, dated as of January 4, 2006 (this “Amendment”), to the Amended and Restated Financing Agreement, dated as of October 27, 2004 as amended by the First Amendment dated April 11,2005 (as may be further amended, restated, modified, supplemented or otherwise changed from time to time, the “Financing Agreement”), by and among GORDON BIERSCH BREWERY RESTAURANT GROUP, INC., a Tennessee corporation (the “Parent”), BIG RIVER BREWERIES, INC., a Tennessee corporation (“Big River”), and GB ACQUISITION, INC., a Tennessee corporation (“GBA” and together with Big River, each a “Borrower” and collectively, the “Borrowers”), each Person listed as a “Guarantor” on the signature pages thereto (together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), and WELLS FARGO FOOTHILL, INC., a California corporation (“Foothill”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrowers’ have requested, and the Agents and the Required Lenders have agreed, to amend the Financing Agreement, and to waive events of default that have occurred and are continuing under the Financing Agreement, in each case subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, the Borrowers, the Guarantors, the Agents and the Required Lenders hereby agree as follows:

1. Capitalized Terms. All terms which are defined in the Financing Agreement and not otherwise defined herein are used herein as defined therein.

2. Amendments to Financing Agreement.

(a) Definitions.

(i) The definition of “Borrowing Base Multiple” set forth in Section 1.01 (a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Borrowing Base Multiple’ means, as of any date of determination, the following multiple for each period set forth opposite thereto as follows:

Date	Borrowing Base Multiple
From and including the Effective Date and through and including September 30, 2005	3.50

From and including October 1, 2005 and through and including January 31, 2006	3.25

From and including February 1, 2006 and through and including June 30, 2006	3.00

From and including July 1, 2006 and through and including December 31, 2006	2.75

From and including January 1, 2007 and thereafter	2.50”

(ii) Section 1.01 of the Financing Agreement is hereby amended to add in their respective alphabetical order the following new definitions:

“Additional Capital Call Agreement” means the Capital Call Agreement, dated as of January 4, 2006, made by the Sponsor in favor of the Agents and the Lenders, which shall provide that the Sponsor will make additional capital contributions to the Parent with proceeds to the Parent on or prior to the following dates and in the following amounts (which amounts are (x) in addition to any other capital contributions made prior to such dates and (y) made in one capital contribution and not a series of capital contributions): (A) an aggregate amount equal to $500,000 on or prior to January 31, 2006, (B) an aggregate amount equal to $1,500,000 on or prior to February 28, 2006, (C) an aggregate amount equal to $ 1,000,000 on or prior to March 31, 2006 and (D) an aggregate amount equal to $500,000 on or prior to April 30, 2006; provided, that on the date that the Parent receives proceeds equal to or exceeding $4,000,000 pursuant to the Additional Liquidity Facility, the Sponsor will not be required to make such additional capital contributions on and after such date; provided, further, however, that if the Additional Liquidity Facility is entered into and effective, but the Parent receives less than $4,000,000 therefrom, the Sponsor will make additional capital contributions to the Parent on or before the dates required thereunder equal to the Backstop Amount (the “Backstop Capital Contribution”), in each case in form and substance satisfactory to the Agents in their sole reasonable discretion.

“Additional Liquidity Facility” means an unsecured and subordinated financing facility arrangement with one or more Persons not an Affiliate of the Sponsor (which Person or Persons are acceptable to the Agents in their sole discretion), entered into by the Parent (such agreements, instruments and other documents evidencing such facility to be certified by the chief financial officer of the Parent to the Agents and the Lenders on or prior to such date as being true, complete and correct and in full force and effect), that will provide commitments by such Person (or Persons) to fund to the Parent on or prior to April 30, 2006 proceeds, which together with the Backstop Capital Contribution, in an aggregate amount not less than $6,000,000, in form and substance (including, without limitation, the terms of the intercreditor and subordination arrangement) satisfactory to the Agents in their sole discretion.

“Additional Liquidity Priority Proceeds” means the first $6,000,000 of the Liquidity Proceeds, without regard to the order or the amount of funding.

“Additional Subordinated Note” means, collectively, the following: (i) each Sponsor Additional Subordinated Note and (ii) each subordinated promissory note issued by the Parent to the lenders under the Additional Liquidity Facility, each in form and substance satisfactory to the Agents.

“Backstop Amount” means, as of any date, the difference between (i) $6,000,000 and (ii) on or prior to such date, the sum of the amount of proceeds received by the Parent (x) under the Additional Liquidity Facility and (y) constituting Sponsor Capital Contributions; provided, however, that, in no event may the Backstop Amount be less than zero.

“Backstop Capital Contribution” has the meaning specified therefor in the definition of “Additional Capital Call Agreement”.

“Liquidity Proceeds” means any and all proceeds received by the Parent constituting the Sponsor Capital Contributions, the Backstop Capital Contribution or the loans made under the Additional Liquidity Facility.

“Remaining Liquidity Proceeds” means, at any time, after allocation to the Additional Liquidity Priority Proceeds and the Sponsor Repayment Proceeds, the remainder, if any, of the Liquidity Proceeds.

“Sponsor Additional Subordinated Note” means (i) the subordinated promissory note, dated January 4, 2006, made by the Parent to the Sponsor, in an aggregate principal amount of $2,000,000 and (ii) each other subordinated promissory note made by the Parent to the Sponsor evidencing additional loans made to the Parent by the Sponsor pursuant to the Additional Capital Call Agreement, whether to evidence a Sponsor Capital Contribution or a Backstop Capital Contribution, each in form and substance satisfactory to the Agents.

“Sponsor Capital Contributions” means, at any time, the aggregate amount of proceeds received by the Parent from the Sponsor pursuant to the terms of the Additional Capital Call Agreement and the Sponsor Additional Subordinated Note issued on January 4, 2006, but shall not include the Backstop Capital Contribution.

“Sponsor Repayment Proceeds” means, at any time, after giving effect to the allocation of the Additional Liquidity Priority Proceeds, the Liquidity Proceeds from the loans made under the Additional Liquidity Facility in an amount not exceeding the Sponsor Capital Contributions to the extent such proceeds are applied to repay the principal amount of the Sponsor Additional Subordinated Notes (but not repayments of any amounts constituting interest thereon, whether accrued, capitalized, paid-in-kind or otherwise).

(iii) The definition of “Capital Expenditures” set forth in Section 1.01 of the Financing Agreement is hereby amended by adding immediately prior to the end of such definition the following proviso: “; provided, that such expenditures shall not include expenditures made by such Person constituting tenant improvement allowances to the extent such Person receives cash reimbursements therefor from the landlord of such Person”

(iv) The definition of “Consolidated EBITDA” set forth in Section 1.01 of the Financing Agreement is hereby amended as follows:

(A) by (x) deleting the word “and” immediately preceding clause (i)(J), and (y) adding the following new clause (i)(K) immediately following the end of clause (i)(J) of such definition:

“, and (K) deferred compensation expenses incurred in August 2005 in respect of employment arrangement with Larry Bentley in the aggregate amount not exceeding $185,000,”

and

(B) by adding at the beginning of clause (i)(F) the phrase “cash and non-cash”.

(v) Clause (ii)(G) of the definition of “Fixed Charge Coverage Ratio” set forth in Section 1.01 of the Financing Agreement is hereby amended by adding immediately prior to the phrase “Restaurant Pre-Opening Expenses” the word “cash”.

(vi) The definition of “Loan Documents” is hereby amended and restated in its entirety to read as follows:

“ ‘Loan Document’ means this Agreement, any Assignment Document, the Capital Call Agreement, the Additional Capital Call Agreement, any Control Agreement, the Fee Letter, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, any Credit Card Acknowledgment, any Environmental Indemnity Agreement, any UCC Filing Authorization Letter, the New Subordination Agreements, the Negative Pledge Letter and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.”

(vii) The definition of “Material Contract” set forth in Section 1.01 of the Financing Agreement is hereby amended by adding immediately prior to the end of clause (ii) the phrase “and any agreement, instrument or document evidencing the Additional Liquidity Facility, including, without limitation, any Additional Subordinated Note (as defined in clause (ii) of such definition)”.

(viii) The definition of “New Subordinated Note” set forth in Section 1.01 of the Financing Agreement is hereby amended by (A) deleting the “and” immediately preceding clause (c) and insert a comma in lieu thereof, and (B) adding immediately prior to the period at the end of such definition a new clause (d) which shall read as follows:

“and (d) any Additional Subordinated Note”

(ix) The definition of “New Subordination Agreements” set forth in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“New Subordination Agreements” means, collectively, (i) the Subordination Agreement, dated as of October 27, 2004, duly executed by RSTW and the Parent, (ii) the Subordination Agreement, dated as of October 27, 2004, as amended by a letter amendment, dated as of April 11, 2005, and a letter amendment, dated as of January 4, 2006, duly executed by the Sponsor and the Parent, and (iii) the agreements, instruments or other documents setting forth the terms of the intercreditor and subordination arrangements with the Person (or Persons) funding the Additional Liquidity Facility, entered into on the date of the Additional Liquidity Facility, as each such agreement, instrument or other document may be amended, restated, modified, supplemented or otherwise changed from time to time in a manner satisfactory to the Agents.

(b) Mandatory Prepayment, (i) Section 2.05(c)(vi) of the Financing Agreement is hereby amended as follows:

(A) by adding immediately after the reference to clause “(j)” of the definition Permitted Indebtedness, the parenthetical “(but not excluding Indebtedness incurred in respect of the Additional Subordinated Notes)”;

and

(B) by adding immediately prior to the end of the first sentence, the following proviso:

“; provided, however, that, proceeds in an amount equal to and constituting Sponsor Repayment Proceeds, if any, shall not be subject to such prepayment to the extent such proceeds are used by the Parent to refinance or repay all or a portion of the principal amount of the Sponsor Additional Subordinated Notes (but not amounts constituting interest thereon, whether accrued, capitalized, paid-in-kind or otherwise)”.

(i) Section 2.05(d)(i) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“Each prepayment pursuant to subsections (c)(iv), (c)(v), (c)(vi) and (c)(vii) above shall be applied: first, to the Term Loan A until paid in full, second, to the Term Loan B until paid in full, third, to the Revolving Loans until paid in full, and fourth, ratably to all other Obligations until paid in full, provided, that prepayments from the proceeds constituting Liquidity Proceeds shall be applied in the following manner: (x) proceeds constituting Additional Liquidity Priority Proceeds shall be applied as follows: (A) the first $2,000,000 shall be applied to the Term Loan A (which amounts were received and applied on January 5, 2006) and (B) the remaining amount equal to $4,000,000 shall be applied first, to the Term Loan A in an amount not exceeding $2,000,000 or until paid in full (whichever is the first to occur), second, to the Revolving Loans in an amount not exceeding $2,000,000 or until paid in full (whichever is the first to occur), third, to the Term Loan B until paid in full, and fourth, ratably to all other Obligations until paid in full, and (y) proceeds constituting Remaining Liquidity Proceeds, shall be applied as determined by the Agents in their sole discretion.”

(c) Conditions to Loans. Section 4.01 (d)(xxvii) of the Financing Agreement is hereby amended by deleting in its entirety the parenthetical at the end of such Section.

3. Waiver. (a) Each of the Loan Parties acknowledges and agrees that (i) there has occurred and is continuing the following Events of Default (collectively, the “Specified Defaults”): (A) the Borrowers’ violation of the Section 6.02(g) of the Financing Agreement by incurring Capital Expenditures of approximately $7,361,000 for fiscal year 2005, (B) the Borrowers’ violation of the Leverage Ratio set forth in Section 6.03(a) of the Financing Agreement for the period ending March 31, 2005, and (C) the Borrowers’ violation of the Fixed Charge Coverage Ratio set forth in Section 6.03(b) of the Financing Agreement for the periods ending March 31, 2005 and December 31, 2005, and (ii) as a result of such Specified Defaults, but for the terms of this Amendment, the Agents and the Lenders may, if they had so elected, proceeded to enforce their rights and exercise any and all remedies available to them under the Financing Agreement and the other Loan Documents, and the Agents and the Lenders were under no obligation to make additional loans or otherwise maintain or provide additional credit to, or for the benefit of, the Borrowers under the Financing Agreement and the other Loan Documents.

(b) Pursuant to the request of the Borrowers, in accordance with Section 11.02 of the Financing Agreement, the Required Lenders hereby waive the Specified Defaults. The waiver in this Section 3(b) shall be effective only in the specific instances and for the specific purposes set forth herein and does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall remain in full force and effect.

4. Conditions Precedent. This Amendment shall become effective only upon satisfaction in full of the following conditions precedent (the first date upon which all such conditions have been satisfied being herein called the “Second Amendment Effective Date”):

(a) Representations and Warranties; No Event of Default. The representations and warranties contained herein, in Article V of the Financing Agreement and in each other Loan Document are true and correct on and as of the Second Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date); and no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date either immediately before or after giving effect to this Amendment in accordance with its terms.

(b) Delivery of Documents. The Collateral Agent shall have received on or before the Second Amendment Effective Date, the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless otherwise indicated, dated as of the Second Amendment Effective Date:

(i) counterparts of this Amendment, duly executed by each of the Loan Parties, the Agents and the Required Lenders;

(ii) the Additional Capital Call Agreement, in form and substance satisfactory to the Agents, duly executed by the Sponsor;

(iii) the Second Letter Amendment, duly executed by the Sponsor, the Loan Parties and the Agents and Lenders, in form and substance satisfactory to the Agents;

(iv) a certificate of an Authorized Officer of the Parent, certifying (A) as to a true, correct and complete copies of the duly executed Subordinated Note (as defined below) and Second Letter Amendment (as defined below) and (B) that the Parent has received the Subordinated Loan Proceeds; and

(v) such other agreements, instruments, approvals, opinions and other documents as the Agents may reasonably request.

(c) Subordinated Loan. On or prior to the Second Amendment Effective Date, (A) the Parent shall have received an investment from the Sponsor in the form of a subordinated loan in an aggregate principal amount not less than $2,000,000 (the “Subordinated Loan Proceeds”), as evidenced by a subordinated note (“Subordinated Note”) which shall be subject to the terms of the Subordination Agreement, dated as of October 27, 2004, as amended by the letter amendment to the Subordination Agreement, dated as of April 11, 2005 and the letter amendment to the Subordination Agreement, dated as of January 4, 2006, in form and substance satisfactory to Collateral Agent (the “Second Letter Amendment”) and (B) the Subordinated Loan Proceeds shall have been applied to prepay the remaining installments of principal due on the Term Loan A in the inverse order of maturity.

(d) Proceedings. All proceedings in connection with the transactions contemplated by this Amendment, and all documents incidental hereto, shall be reasonably satisfactory to the Collateral Agent and its counsel.

(e) Fees, Etc. The Borrowers shall have paid (i) to the Administrative Agent, for the account of the Agents and the Lenders as set forth below, a non-refundable fee in the aggregate amount of $50,000, which fee is due and payable on the date of this Amendment and shall be earned in full when paid (of which $25,000 will be allocated and payable to the Administrative Agent and $25,000 will be allocated and payable to Ableco, for itself and its Affiliates and Related Funds that are Lenders, in each case for its sole and separate account) and (ii) all other fees, costs, expenses and taxes then payable by the Borrowers pursuant to the Financing Agreement and the other Loan Documents, including, without limitation, Section 2.06 and 11.04 of the Financing Agreement.

5. Representations and Warranties. Each Loan Party represents and warrants to the Agents and the Lenders as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to execute and deliver this Amendment and each Loan Document to which it is a party, and to consummate the transactions contemplated thereby and, in the case of the Borrowers, to make the borrowings under the Financing Agreement, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of this Amendment and the performance by each Loan Party of the Financing Agreement, as amended hereby, (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene its charter or by-laws, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required as a condition to the (i) due execution, delivery and performance by any Loan Party of this Amendment or (ii) performance by each Loan Party of the Financing Agreement, as amended hereby.

(d) Enforceability of Loan Documents. Each of this Amendment and the Financing Agreement, as amended hereby, and the other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and principles of equity.

(e) Representations and Warranties; No Default. The representations and warranties contained herein, in Article V of the Financing Agreement and in each other Loan Document are true and correct on and as of the Second Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date); and no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date either immediately before or after giving effect to this Amendment in accordance with its terms.

6. Continued Effectiveness of the Financing Agreement.

(a) Ratifications. Except as otherwise expressly provided herein, (i) the Financing Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Second Amendment Effective Date (A) all references in the Financing Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment and (B) all references in the other Loan Documents to the “Financing Agreement”, “thereto”, “thereof, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, (ii) to the extent that the Financing Agreement or any other Loan Document purports to pledge to the Collateral Agent, or to grant to the Collateral Agent, a security interest in or lien on, any collateral as security for the Obligations or Guaranteed Obligations, such pledge or grant of a security interest or lien is hereby ratified and confirmed in all respects, and (iii) the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agents or the Lenders under the Financing Agreement or any other Loan Document, nor constitute an amendment of any provision of the Financing Agreement or any other Loan Document.

(b) No Waivers. This Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Financing Agreement or any other Loan Document (including, without limitation, the Specified Default) and the

Agents and the Lenders expressly reserve all of their rights and remedies under the Financing Agreement and the other Loan Documents, under applicable law or otherwise.

(c) Amendment as Loan Document. Each Loan Party confirms and agrees that this Amendment shall constitute a Loan Document under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if any representation or warranty made or deemed made by any Loan Party under or in connection with this Amendment shall have been incorrect in any material respect when made or deemed made or if any Loan Party fails to perform or comply with any covenant or agreement contained herein.

7. Release. Each Loan Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Financing Agreement and the other Loan Documents. Notwithstanding the foregoing, the Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents’ and the Lenders’ rights, interests, security and/or remedies under the Financing Agreement and the other Loan Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent and each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Second Amendment Effective Date arising out of, connected with or related in any way to this Amendment, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

8. Miscellaneous.

(a) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b) Headings. Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Expenses. Each of the Borrowers agrees, on a joint and several basis, to pay on demand all reasonable fees, costs and expenses of the Agents in connection with the preparation, execution and delivery of this Amendment and all documents incidental hereto, including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Agents.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

GB ACQUISITION, INC.

By:	/s/ LARRY D. BENTLEY
Name:	Larry D. Bentley
Title:	CFO

BIG RIVER BREWERIES, INC.

By:	/s/ LARRY D. BENTLEY
Name:	Larry D. Bentley
Title:	CFO

GUARANTORS:

GORDON BIERSCH BREWERY RESTAURANT GROUP, INC.

By:	/s/ LARRY D. BENTLEY
Name:	Larry D. Bentley
Title:	CFO

BIG RIVER PROPERTIES, INC.

By:	/s/ LARRY D. BENTLEY
Name:	Larry D. Bentley
Title:	CFO

ABLECO FINANCE LLC, as Collateral Agent and as a Lender for itself and its affiliate assigns

By:	/s/ KEVIN GENDA
Name:	Kevin Genda
Title:	SVP

WELLS FARGO FOOTHILL, INC., as Administrative Agent and as Lender

By:	/s/ DANIEL MORIHIRO
Name:	Daniel Morihiro
Title:	Vice President